Exhibit 10.1

syndicated TERM LOAN AGREEMENT

between

TCF NATIONAL BANK,

a national banking association,

as Lead Arranger and Administrative Agent

and

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Co-Lenders

and

SST IV 13788 W GREENWAY RD, LLC

SST IV 852 METCALF ST, LLC

SST IV 1071 MARSHALL FARMS RD, LLC

SST IV 9800 ARDREY KELL RD, LLC,

each a Delaware limited liability company,

as Borrower

Dated as of March 30, 2020

Page

1.	DEFINITIONS AND INTERPRETATION1
1.1	Exhibits Incorporated1
1.2	Defined Terms1
1.3	Singular and Plural Terms16
1.4	Accounting Principles16
1.5	References and Other Terms16
2.	THE LOAN; EQUITY REQUIREMENTS; RESERVES17
2.1	Generally17
2.2	Commitments Several17
2.3	Loan Advances Evidenced by Note17
2.4	Calculation of Interest17
2.5	Payments of Interest and Principal17
2.6	Default Rate17
2.7	Late Charge17
2.8	Prepayment18
2.9	Fees18
2.10	Intentionally omitted18
2.11	Computations18
2.12	Pro Rata Treatment18
2.13	Sharing of Payments, Etc18
2.14	Sanctions Laws and Regulations19
2.15	Use of Proceeds19
2.16	Taxes19
2.17	Additional Costs24
2.18	Application of Payments25
2.19	Extension Options25
2.20	Interest Reserve26
3.	CONDITIONS TO CLOSING27
3.1	Closing Deliveries27
3.2	Truthfulness of Statements as of Closing29
3.3	Conditions Precedent30
4.	DISBURSEMENTS30
4.1	Loan Disbursement30
4.2	Expenses and Advances Secured by Security Instrument30

i

(continued)

4.3	Acquiescence not a Waiver30
4.4	TCF Swap Agreements30
4.5	Tranches31
4.6	Borrowing Procedures31
5.	REPRESENTATIONS AND WARRANTIES34
5.1	Formation, Qualification and Compliance34
5.2	Financial and Other Information35
5.3	No Material Adverse Change35
5.4	Tax Liability35
5.5	Title to Property; Survey36
5.6	Utility Services36
5.7	Leases36
5.8	Governmental Requirements37
5.9	Rights of Others37
5.10	Name and Principal Place of Business37
5.11	Delivery of Documents37
5.12	ERISA37
5.13	No Prohibited Persons38
5.14	Foreign Person39
5.15	No Defenses39
5.16	Defense of Usury39
5.17	No Conflict/Violation of Law39
5.18	Consents Obtained39
5.19	No Litigation39
5.20	Fraudulent Conveyance39
5.21	Investment Company Act40
5.22	Misstatements of Fact40
5.23	Homestead40
5.24	Personal Property40
5.25	Single Asset Real Estate41
5.26	Government Regulation41
5.27	Certificate of Beneficial Ownership41
5.28	Continuing Nature of Representations and Warranties41
6.	MAINTENANCE, OPERATION, PRESERVATION AND REPAIR OF PROPERTY41
6.1	Alterations and Repair41
6.2	Compliance42

(continued)

6.3	Changes in Property Restrictions42
7.	OTHER AFFIRMATIVE COVENANTS42
7.1	Existence and Control42
7.2	Protection of Liens42
7.3	Notice of Certain Matters42
7.4	Further Assurances43
7.5	Financial Statements; Access to Business Information43
7.6	Books and Records45
7.7	Project Accounts45
7.8	Keeping Guarantor Informed45
7.9	Single Purpose Entity45
7.10	Additional Banking Laws48
7.11	Tax Shelter Disclosure48
7.12	Taxes49
7.13	Debt Service Coverage Ratio50
7.14	Updated Appraisals50
7.15	Intentionally Omitted51
7.16	Distributions51
7.17	Right of First Offer51
7.18	Partial Release51
7.19	Certificate of Beneficial Ownership52
8.	OTHER NEGATIVE COVENANTS52
8.1	Liens on Property52
8.2	Liens on Personal Property52
8.3	Removal of Personal Property53
8.4	Organizational Documents53
8.5	Management Agreement53
8.6	Limitations on Additional Indebtedness; Other Prohibited Transactions53
8.7	Guarantor’s Financial Covenants53
9.	INSURANCE, CASUALTY AND CONDEMNATION53
9.1	Insurance Coverage53
9.2	Casualty Loss; Proceeds of Insurance56
9.3	Condemnation and Eminent Domain59
9.4	Disbursement of Insurance Proceeds and Awards60
10.	DEFAULTS AND REMEDIES61
10.1	Events of Default61

(continued)

10.2	Remedies Upon Default64
10.3	Cumulative Remedies, No Waiver65
11.	AGENCY65
11.1	Authorization and Action65
11.2	Electronic Communications77
12.	MISCELLANEOUS78
12.1	Nonliability78
12.2	Indemnification of the Administrative Agent79
12.3	Reimbursement of Administrative Agent80
12.4	Obligations Unconditional and Independent80
12.5	Notices80
12.6	Survival of Representations and Warranties81
12.7	No Third Parties Benefited81
12.8	Binding Effect, Assignment of Obligations81
12.9	Counterparts82
12.10	Prior Agreements; Amendments; Consents82
12.11	Governing Law82
12.12	Severability of Provisions82
12.13	Headings82
12.14	Conflicts82
12.15	Time of the Essence82
12.16	Participations, Pledges and Syndication and Securitization82
12.17	Rights to Share Information83
12.18	Pledge to Federal Reserve83
12.19	Guaranties Unsecured83
12.20	JURY WAIVER84
12.21	JURISDICTION AND VENUE84
12.22	Right of Setoff85
12.23	Times85
12.24	Permitted Transfers and Assumptions85

(continued)

SCHEDULES

2.1-BANKS AND PRORATA SHARES
4.5-LOAN COMMITMENT ALLOCATIONS

EXHIBITS

A-1-ARIZONA PARCEL LEGAL DESCRIPTION

A-2-CALIFORNIA PARCEL LEGAL DESCRIPTION

A-3-FLORIDA PARCEL LEGAL DESCRIPTION

A-4-NORTH CAROLINA PARCEL LEGAL DESCRIPTION

B-LOAN DOCUMENTS AS OF CLOSING DATE

C-INSURANCE REQUIREMENTS
D-FORM OF BORROWER COMPLIANCE CERTIFICATE
E-FORM OF GUARANTOR COMPLIANCE CERTIFICATE

F-BORROWER ORGANIZATIONAL CHART

G-1-FORM OF CERTIFICATE

G-2-FORM OF U.S. TAX COMPLIANCE CERTIFICATE

G-3-FORM OF U.S. TAX COMPLIANCE CERTIFICATE

G-4-FORM OF U.S. TAX COMPLIANCE CERTIFICATE

H-FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP

v

SYNDICATED TERM LOAN AGREEMENT

THIS SYNDICATED TERM LOAN AGREEMENT (the “Agreement”) is executed as of March 30, 2020, by and among SST IV 13788 W GREENWAY RD, LLC, SST IV 852 METCALF ST, LLC, SST IV 1071 MARSHALL FARMS RD, LLC and SST IV 9800 ARDREY KELL RD, LLC, each, a Delaware limited liability company (individually and collectively, “Borrower”), each of the lending institutions listed on Schedule 2.1 hereto and which may now or hereafter become parties hereof) (individually, a “Bank” and collectively, the “Banks”), and TCF NATIONAL BANK, a national banking association (in its individual capacity, “TCF”, and in its capacity as lead arranger and administrative agent acting for itself and the Banks “Administrative Agent.”)

RECITALS:

A.

Arizona Borrower is the holder of fee simple title to the Arizona Parcel, California Borrower is the holder of fee simple title to the California Parcel, Florida Borrower is the holder of fee simple title to the Florida Parcel and North Carolina Borrower is the holder of fee simple title to the North Carolina Parcel. The Arizona Parcel, the California Parcel, the Florida Parcel and the North Carolina Parcel, are collectively, the “Land”.

B.

Borrower has applied to the Banks for a loan for the purpose of providing a portion of the funds required to finance the acquisition or recapitalization of the Property (as defined herein) and the Banks are willing to make the loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.DEFINITIONS AND INTERPRETATION

.

1.1Exhibits Incorporated

.  All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2Defined Terms

.  All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Administrative Agent” means TCF National Bank, a national banking association, and its successors and assigns, in its capacity as lead arranger and administrator of the Banks.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly Controlling, Controlled By, or Under Common Control With such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, and (iv) any Person related by birth or marriage to such Person.

“Agreement” has the meaning provided in the introductory paragraph of this Agreement.

“Allocated Principal Balance” means, with respect to each Parcel, an amount calculated by multiplying the then current total Principal Balance by the applicable “Percentage of Loan Proceeds” set forth on Schedule 4.5 as of the date of determination.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall have the meaning given in Section 5.13(d) of this Agreement.

“Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local Governmental Authority which are applicable to Borrower, Guarantor and/or the Property.

“Applied Debt Service” means, unless otherwise provided in this Agreement, the payments of principal and interest that would be due and payable on the Principal Balance during a specified period, assuming required monthly principal and interest payments that would be necessary to fully amortize the Loan over a twenty-five (25) year period at an interest rate per annum equal to the higher of (i) the Interest Rate, (ii) the Ten-Year Treasury Rate, plus two hundred and fifty basis points (2.50%), or (iii) six percent (6.00%) per annum.

“Appraisal” means a written statement setting forth an opinion of the market value of the Land and the Improvements that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by the Administrative Agent or its agent, (b) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of real property, and (c) has been reviewed as to form and content and approved by the Administrative Agent, in its sole discretion.

“Arizona Borrower” means SST IV 13788 W Greenway Rd, LLC, a Delaware limited liability company.

“Arizona Parcel” means the real estate commonly known as 13788 W. Greenway Road, Surprise, Arizona 85374, and legally described on Exhibit A-1 attached hereto, together with all easements and other rights appurtenant thereto.

“Available Commitment” means the unfunded portion of the Commitment Amount.

“Awards” has the meaning provided in Section 9.3 of this Agreement.

“Bank” has the meaning provided in the introductory paragraph of this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or permits such Person to refuse to make Disbursements on its Loan required hereunder.

“Beneficial Owner” means a “Beneficial Owner” within the meaning given in subparagraph (d) of the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning provided in the introductory paragraph of this Agreement.

“Borrower Compliance Certificate” means a certificate in the form attached hereto as Exhibit D executed by Borrower.

“Borrower Entity Documents” means the Operating Agreements and the Certificates of Formation of each Borrower.

“Borrowing Date” shall have the meaning given in Section 4.7(a) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or federal holiday or other day on which Administrative Agent is regularly closed, and (i) with respect to all notices and determinations in connection with the LIBOR Index (as defined in the Note), any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Minneapolis, Minnesota for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Minneapolis, Minnesota are required by law to be open for business.

“California Borrower” means SST IV 852 Metcalf St, LLC, a Delaware limited liability company.

“California Parcel” means the real estate commonly known as 852 Metcalf Street, Escondido, California 92025 and legally described on Exhibit A-2 attached hereto, together with all easements and other rights appurtenant thereto.

“Certificate of Beneficial Ownership” means a certificate for Borrower in substantially the same form attached hereto as Exhibit H and reasonably approved by Administrative Agent which certifies, among other things, all Beneficial Owners of Borrower, as from time to time updated in accordance with the terms of this Agreement.

“Change” has the meaning provided in Section 2.17 of this Agreement.

“Closing” means the execution and delivery of the Loan Documents and the satisfaction of all conditions required in Section 4.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Security Instrument.

“Commitment” shall mean, as to any Bank, such Bank’s commitment to make the Loan under this Agreement.  The initial amount of each Bank’s commitment to make the Loan is set forth on Schedule 2.1.

“Commitment Amount” shall mean, at any time, the Principal Balance plus the sum of the Available Commitment of each Bank at such time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controls”, “Controlling”, “Controlled By” and “Under Common Control With” have meanings correlative thereto.

“Cure Period” has the meaning provided in Section 10.1(b) of this Agreement.

“Debt Service Coverage Ratio” means, as of any determination date, the ratio of NOI to Applied Debt Service.

“Debt Yield” shall mean the NOI for a particular period divided by the Principal Balance as of the date of determination.

“Default” means the occurrence of any event, circumstance or condition that constitutes a breach of or a default under this Agreement or any other Loan Document and that, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” shall have the meaning set forth in the Note.

“Defaulting Bank” means any Bank that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of such Bank’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (b) (i) has notified Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure arises from such Bank’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (c) has failed, within two (2) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent and Borrower that it will comply with its funding obligations; provided that, such Bank shall cease to be a Defaulting Bank upon the Administrative Agent’s receipt of confirmation that such Defaulting Bank will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person.  Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank upon delivery of written notice of such determination to Borrower and each Bank.

“Designated Persons” means a Prohibited Person or any other Person in which a Prohibited Person has ten percent (10%) or greater ownership interest or that is otherwise Controlled By a Prohibited Person.

“Distribution” means any distributions of cash or property to members or otherwise on account of the equity interest in Borrower, whether or not such a distribution is permitted or required under the terms of Borrower’s Operating Agreement, including without limitation, the repayment of any loans made by a member to Borrower, the return of capital contributions, or distributions upon termination, liquidation, or dissolution of Borrower.

“Disbursement Request” means a form of Loan disbursement request provided by Administrative Agent.

“Disbursements” means disbursements by Administrative Agent of Loan Proceeds.

“Dodd-Frank Act” has the meaning provided in Section 2.17 of this Agreement.

“Dollars” or “$” refers to the lawful money of the United States of America.

“DSCR Requirement” has the meaning provided in Section 7.13 of this Agreement.

“Eligible Assignee” shall mean any Person who is: (i) currently a Bank; (ii) a commercial bank, trust company, insurance company or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000 (or, for a Commitment Amount of $20,000,000 or less, $1,500,000,000); (iii) a national bank, a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000 (or, for a Commitment Amount of $20,000,000 or less, $150,000,000); or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

“Environmental Audit” means a Phase I Environmental Site Assessment addressed and certified to Administrative Agent and performed by a qualified licensed engineer or certified environmental/industrial hygienist in strict conformance and compliance with U.S. Environmental Protection Agency rules and regulations establishing “all appropriate inquiries” and with the current Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-13 and a findings and conclusions section consistent with the applicable section of ASTM Standard E1527-13 and any additional investigations and analysis necessary for the consultant to conclude there are no such “Recognized Environmental Conditions”, as defined in current ASTM Standard E1527-13, associated with the Property.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of even date herewith executed by Borrower and Guarantor for the benefit of Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 10.1, or any other section or provision, of this Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Bank or Administrative Agent or required to be withheld or deducted from a payment to a Bank or Administrative Agent, (a) Connection Income Taxes, (i) imposed as a result of such Bank or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 11.1(m)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 11.3, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed under FATCA.  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding taxes imposed at any time on payments made by or on behalf of an Obligor that is not a U.S. Person within the meaning of Code Section 7701(a)(30) to any Bank hereunder or under any other Loan Document, provided that such Bank shall have complied with Section 11.3.

“Executive Order” has the meaning set forth in the definition of “Sanctions Laws and Regulations.”

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means that certain letter agreement of even date herewith between Administrative Agent and Borrower concerning the payment of certain fees to Administrative Agent.

“First Extended Maturity Date” has the meaning provided in Section 2.19(a) of this Agreement.

“First Extension Notice” has the meaning provided in Section 2.19(a) of this Agreement.

“First Extension Option” has the meaning provided in Section 2.19(a) of this Agreement.

“Florida Borrower” means SST IV 1071 Marshall Farms Rd, LLC, a Delaware limited liability company.

“Florida Parcel” means the real estate commonly known as 1071 Marshall Farms Rd., Ocoee, Florida 34761, and legally described on Exhibit A-3 attached hereto, together with all easements and other rights appurtenant thereto.

“Foreign Lender” has the meaning provided in Section 2.16(f)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor Compliance Certificate” means a certificate in the form of Exhibit E attached hereto executed by Guarantor.

“Guarantor” means, Strategic Storage Trust IV, Inc., a Maryland corporation, and any Person who now or hereafter partially or fully guarantees the payment or performance of any Obligation to Administrative Agent or Banks under any Loan Document.

“Guarantor’s Financial Covenants” means the requirement that at all times until the Loan is repaid in full:

(a)Guarantor owns solely in its own name, in the name of Member or in the name of a wholly-owned subsidiary Liquid Assets having a value of not less than $3,000,000.00; and

(b)Guarantor maintains solely in its own name or in the name of a subsidiary (for jointly-owned personal accounts, only Guarantor’s pro-rata share of such account shall be included) a Net Worth of not less than $100,000,000.00.

“Guaranty” means, collectively, all guaranties required pursuant to this Agreement and all guaranties pursuant to which any Person now or hereafter partially or fully guarantees the payment or performance of any Obligations to Administrative Agent under any Loan Document, and initially means the Guaranty of Recourse Carve-Outs dated as of even date herewith given by Guarantor in favor of Administrative Agent.

“Hazardous Substances” has the meaning given that term in the Environmental Indemnity Agreement.

“Improvements” means all buildings and other improvements and fixtures now or hereafter comprising any portion of the Property.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding Permitted Indebtedness), (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all Swap Obligations of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Parties” has the meaning provided in Section 12.2(a) of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Advance” means Loan Proceeds in the amount of $30,542,500.00.

“Initial Maturity Date” means March 30, 2023.

“Insurance Proceeds” has the meaning provided in Section 9.2(b) of this Agreement.

“Insurance Threshold” has the meaning provided in Section 9.2(b) of this Agreement.

“Interest Reserve” has the meaning provided in Section 2.20 of this Agreement.

“Interest Rate” has the meaning provided for in the Note.

“Land” has the meaning provided in Recital A of this Agreement.

“Leases” shall mean all leases, subleases, rental contracts, occupancy agreements, licenses and other arrangements (in each case whether existing now or in the future) pursuant to which any person or entity occupies or has the right to occupy or use any portion of the Property, and includes (a) any supplement, modification, amendment, renewal or extension of any Lease and (b) any security or guaranty for any Lease.

“Liquid Assets” means, without duplication, unrestricted and unencumbered: (i) 100% of the cash held in United States deposit accounts; and (ii) 50% of the value of readily marketable securities (excluding “margin stock” that is pledged as collateral under a borrowing agreement) (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

“Loan” means the loan made hereunder and governed by the terms hereof.

“Loan Closing Date” means the date upon which the Closing occurs.

“Loan Documents” means, collectively, this Agreement, the documents set forth in Exhibit B, any TCF Swap Agreement entered into in the sole discretion of TCF or TCF’s Affiliate and any other agreement, document or instrument evidencing and/or securing the obligations of Borrower or Guarantor to the Banks or the Administrative Agent that the Banks or Administrative Agent requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” means all interest, charges, costs and expenses incurred by Administrative Agent in connection with the Loan, and payments to TCF or its Affiliate under any TCF Swap Agreement, including, but not limited to: (i) without limitation to the establishment of the Interest Reserve, interest due on the Loan, and any points, loan fees, service charges, commitment fees or other fees due to Administrative Agent in connection with the Loan; (ii) all amounts due under any TCF Swap Agreement; (iii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iv) a $1,250.00 site visit fee per site; (v) all fees and disbursements of architects, engineers and consultants engaged by Borrower and Administrative Agent; (vi) all documentary, stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (vii) all Appraisal fees; (viii) all title, casualty, liability, payment, performance or other insurance or bond premiums; (ix) all reasonable fees and disbursements of legal counsel engaged by Administrative Agent in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (x) any amounts required to be paid by Borrower under this Agreement, the Mortgage or any other Loan Document after the occurrence of an Event of Default.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Manager” means Strategic Storage Trust IV, Inc., a Maryland corporation, and any other Person that now or hereafter is the Manager of Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrower and Guarantor, taken as a whole, (b) the ability of any of the Borrower or the Guarantor to perform their respective obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Banks under the Loan Documents.

“Maturity Date” means the Initial Maturity Date, the First Extended Maturity Date, or the Second Extended Maturity Date, as applicable at any given point in time.

“Member” means Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership.

“Municipality” means (i) with respect to the Arizona Parcel, the City of Surprise, Arizona (ii) with respect to the California Parcel, the City of Escondido, California, (iii) with respect to the Florida Parcel, the City of Ocoee, Florida, and (iv) with respect to the North Carolina Parcel, the City of Charlotte, North Carolina.

“Net Insurance Proceeds” has the meaning set forth in Section 9.4 of this Agreement.

“Net Worth” means, with respect to any Person, as of any date of calculation, total assets (without deduction for accumulated depreciation and accumulated amortization of lease intangibles, including accumulated depreciation and accumulated amortization of lease intangibles of non-wholly owned Subsidiaries, Affiliates and other Persons in whom such Person holds a voting equity or ownership interest) less all liabilities, in each case, of such Person as of such date, all determined in accordance with GAAP.  Net Worth shall be calculated on a consolidated basis in accordance with GAAP, unless otherwise indicated in this definition.

“New Borrower” has the meaning set forth in Section 12.24(a) of this Agreement.

“NOI” means Operating Revenues less Operating Expenses.

“North Carolina Borrower” means SST IV 9800 Ardrey Kell Rd, LLC, a Delaware limited liability company.

“North Carolina Parcel” means the real estate commonly known as 9800 Ardrey Kell Road, Charlotte, North Carolina 28277 and legally described on Exhibit A-4 attached hereto, together with all easements and other rights appurtenant thereto.

“Note” means, whether one or more, that certain promissory note in the stated aggregate principal amount of the Loan dated as of even date herewith made by Borrower and payable to the order of the Banks, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loan, and all Swap Obligations under TCF Swap Agreements, if any, all accrued and unpaid fees and all expenses,

reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower or any indemnified party arising under the Loan Documents.

“Obligors” means Borrower and Guarantor.

“OFAC” means the Office of Foreign Assets Control of the Unites States Department of the Treasury.

“OFAC List” has the meaning provided in Section 5.13(d) of this Agreement.

“One-Month LIBOR Rate” has the meaning provided for in the Note.

“Operating Agreement” means each Operating Agreement of Borrower, as the same may be amended from time to time.

“Operating Expenses” means the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining the Property (incurred by Borrower during any calculation period), determined on an accrual basis in accordance with GAAP, including, $0.10 per square foot as a capital reserve and a management fee in an amount equal to the greater of: (i) the actual management fees; or (ii) five percent (5.00%) of Operating Revenues; however, in no event shall Operating Expenses include (i) interest or principal due on the Loan; (ii) capital expenditures; (iii) asset management fees and acquisition fees; (iv) non-cash charges such as depreciation and amortization; (v) Tenant improvement costs; (vi) any expenses paid from reserves or escrows; (vii) non-recurring extraordinary expenses unless approved by Administrative Agent; (viii) payments of tenant insurance revenues payable to the Property Manager; or (ix) expenses which are reimbursable or paid directly by Administrative Agent, insurance or any third party.

“Operating Revenues” means for any period for which the calculation thereof is being made, all revenues, including without limitation, rents, tenant insurance (protection plan), income, move-in fees, parking revenues, merchandise sales, and tenant reimbursements for Operating Expenses,  of a recurring nature, from the Property received by Borrower, determined on an accrual basis in accordance with GAAP, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; however, in no event shall Operating Revenues include (i) any Loan Proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Tenants in the Property, unless and until the same are applied to rent or other obligations in accordance with the applicable Leases; (v) tenant insurance revenues; or (vi) non-recurring extraordinary items.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parcel” means any one of the Arizona Parcel, the California Parcel, the Florida Parcel, and the North Carolina Parcel.

“Party” means any Person (other than any Bank or Administrative Agent) who is a party or signatory to any Loan Document.

“Patriot Act” means Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Permitted Encumbrances” means with respect to the Property, the liens and security interests created by the Loan Documents and the liens, encumbrances and other matters disclosed in the Title Policy (as hereinafter defined);

“Permitted Indebtedness” means unsecured trade and operational indebtedness incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such indebtedness is not evidenced by a note and is payable within sixty (60) days.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or otherwise.

“Personal Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible, now or hereafter (i) located on or about the Property, (ii) used or to be used in connection with the Property, or (iii) relating or arising with respect to the Property.

“Policies” shall mean those policies of insurance that Borrower is required by Administrative Agent to maintain, including those set forth in Article 11 and Exhibit C hereof; and each, a “Policy.”

“Premiums” has the meaning provided in Section 9.1(c) of this Agreement.

“Principal Balance” means the outstanding principal balance of the Loan, at any time.

“Prohibited Person” shall have the meaning ascribed to such term in Section 5.13(d) of this Agreement.

“Prohibited Transfer” shall have the meaning ascribed to such term in the Security Instrument.

“Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to the Land, all Improvements and fixtures now or hereafter located thereon, and all additions and accretions thereto.

“Property Management Agreement” means, collectively, the Property Management Agreements by and between each Borrower and Property Manager.

“Property Manager” means Strategic Storage Property Management IV, LLC, a Delaware limited liability company, or any other manager for the Property approved by Administrative Agent from time to time.

“Pro Rata Share” means at any time, the percentage which each Bank’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Loan then outstanding bears to the aggregate principal amount of the Loan then outstanding), as initially described on Schedule 2.1 attached hereto.

“Recipient” means, as applicable, (a) Administrative Agent and (b) any Bank.

“Release Payment” means 110% of the Allocated Principal Balance.

“Rents” means all rents, issues, income, revenues, royalties, profits and other amounts now or in the future payable under any of the Leases, including those past due and unpaid.

“Required Banks” shall mean, at any time, Banks whose Pro Rata Shares exceed 66 2/3% of the Commitment Amount; provided that (a) the Pro Rata Shares held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Bank, (b) at all times there are two or fewer Banks which are not Affiliates of each other, Required Banks shall require all such Banks which are (i) not Affiliates of each other and (ii) not Defaulting Banks, and (c) at all times there are three (3) Banks which are not Affiliates of each other, Required Banks shall require at least two (2) Banks which are (i) not Affiliates of each other and (ii) not Defaulting Banks.

“Restoration” has the meaning provided in Section 9.2(c) of this Agreement.

“Restoration Plans” means plans and specifications for restoring Improvements damaged by fire or other casualty or through condemnation.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Prohibited Person or any Person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) an Affiliate of such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws and Regulations” means any Sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Second Extended Maturity Date” has the meaning provided in Section 2.19(b) of this Agreement.

“Second Extension Notice” has the meaning provided in Section 2.19(b) of this Agreement.

“Second Extension Option” has the meaning provided in Section 2.19(b) of this Agreement.

“Security Instrument” means, collectively, the following dated as of even date herewith, executed by Borrower for the benefit of Administrative Agent: (i) that certain Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, encumbering the California Parcel; (ii) that certain Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, encumbering the Arizona Parcel; (iii) that certain Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, encumbering the Florida Parcel; and (iv) that certain Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, encumbering the North Carolina Parcel.

“SmartStop REIT” means SmartStop Self Storage REIT, Inc., a Maryland corporation

“SmartStop Transaction” has the meaning provided in Section 12.24(a) of this Agreement.

“Survey” has the meaning provided in Section 3.1(c) of this Agreement.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all taxes, assessments, levies and charges imposed by any public or quasi-public authority having jurisdiction over the Property which are or may affect, or become a lien upon, the Property, or interest therein, or imposed by any Governmental Authority upon Borrower or Administrative Agent by reason of their respective interests in the Property or by reason of any payment, or portion thereof, made to Administrative Agent hereunder or pursuant to any Obligation or any of the other Loan Documents, other than taxes which are measured by and imposed upon Administrative Agent’s general net income.

“TCF Swap Agreement” means a Swap Agreement between Borrower and TCF or any Affiliate of TCF; provided that neither TCF nor any Affiliate of TCF shall have any obligation to enter into any Swap Agreement with Borrower.

“Ten-Year Treasury Rate” means the published weekly average of yield on United States Treasury Notes adjusted to a constant maturity of ten (10) years for the most recent week available on the applicable adjustment date, as published and made available to the Federal Reserve Board pursuant to its Federal Reserve Statistical Release H. 15 (519).

“Tenant” shall mean a tenant under a Lease of space in the Property.

“Title Company” means the title company which issues the Title Policy.

“Title Policy” has the meaning provided in Section 3.1(b) of this Agreement.

“To Borrower’s knowledge” or “to Guarantor’s knowledge” means the current actual knowledge of Matthew Lopez and Michael S. McClure with respect to Borrower, and Michael S. McClure, with respect to Guarantor.

“Tranche A Loan Proceeds” has the meaning provided in Section 4.5 of this Agreement.

“Tranche B Hurdle” means, as of the date of determination, measured on a per Parcel basis, both (i) a Debt Service Coverage Ratio of not less than 1.25 to 1.00 as calculated by Administrative Agent on such date based on trailing three (3) month NOI and Applied Debt Service; and (ii) a Debt Yield of at least 9.50% as calculated by Administrative Agent on such date based on trailing three (3) month NOI, annualized.

“Tranche B Loan Proceeds” has the meaning provided in Section 4.5 of this Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.3Singular and Plural Terms

.  Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4Accounting Principles

.  Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent.

1.5References and Other Terms

.  Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be modified.  References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named.  References to subparagraphs shall be construed as references to the same Section in which the reference appears.  The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind.  The terms “including” and “include” mean “including (include) without limitation.”

2.THE LOAN; EQUITY REQUIREMENTS; RESERVES

.

2.1Generally

.  Subject to the conditions and upon the terms provided for in this Agreement, each Bank severally agrees to make Loans to Borrower in an aggregate principal amount not to exceed the amount of the Commitment of such Bank indicated on Schedule 2.1 hereto.  The maximum aggregate amount of the Loans that may be borrowed shall not exceed the maximum Commitment Amount.  The Loan is not a revolving facility, and Borrower shall not have the right to re-borrow any portion of the Principal Balance repaid by Borrower.

2.2Commitments Several

.  The failure of any Bank to make a requested advance of the Loan on any date shall not relieve any other Bank of its Commitment (if any) to make a requested advance of the Loan on such date, but no Banks shall be responsible for the failure of any other Bank to make any advance of the Loan to be made by such other Bank.

2.3Loan Advances Evidenced by Note

.  All Disbursements hereunder shall be evidenced by the Note, which shall be executed and delivered by Borrower simultaneously with the execution of this Agreement.

2.4Calculation of Interest

.  Interest shall be calculated in accordance with the terms of the Note.

2.5Payments of Interest and Principal

.  Payments of principal and interest due under this Agreement shall be made in accordance with the terms of the Note.

2.6Default Rate

.  Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents, Administrative Agent, at its option, may, if permitted under Applicable Laws, do one or both of the following:  (a) increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Administrative Agent to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate.  Neither the Interest Rate nor the Default Rate shall exceed the maximum rate permitted by Applicable Laws under any circumstance.

2.7Late Charge

.  If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due, then, in addition to the payment of the amount so due, Borrower shall pay to Administrative Agent, for its own account, a “late charge” equal to five percent (5.0%) of the amount of such payment, provided, however, that said “late charge” shall not be payable by Borrower with respect to any final payment of all principal, interest, late fees and other costs due at maturity of the Loan, whether the Loan is due because of a Maturity Date or due as the result of any acceleration of maturity pursuant to the terms of this Agreement or the other Loan Documents.  This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent.  Borrower agrees that the damages to be sustained by the Administrative Agent for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.8Prepayment

.  The Loan shall be prepayable only in accordance with the terms and conditions of the Note.

2.9Fees

.  Borrower shall pay to Administrative Agent the fees set forth in the Fee Letter.

2.10Intentionally omitted

.

2.11Computations

.  Unless otherwise expressly set forth herein, any accrued interest on any Loan, any fees or any other obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

2.12Pro Rata Treatment

.  Except to the extent otherwise provided in this Agreement and in the Fee Letter:  (i) each borrowing from the Banks under Section 2.1 hereof shall be made for the account of the Banks, pro rata according to the amounts of their Pro Rata Shares; (ii) each payment or prepayment of principal of the Loan by Borrower shall be made for the account of the Banks pro rata in accordance with the respective Pro Rata Shares by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Banks pro rata in accordance with their respective Pro Rata Shares in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Banks pro rata in accordance with their respective Pro Rata Shares; (iii) each payment of interest on the Loan by Borrower shall be made for the account of the Banks pro rata in accordance their respective Pro Rata Shares; (iv) the making of the Loan shall be made pro rata among the Banks according to the their respective Pro Rata Shares; and (v) the Banks’ participation in, and payment obligations in respect of, the Loan shall be in accordance with their respective Pro Rata Shares.

2.13Sharing of Payments, Etc

.  If a Bank shall obtain payment of any principal of, or interest on, the Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made by Borrower to a Bank not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Banks pro rata in accordance with Section 2.12, such Bank shall promptly purchase from the other applicable Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loan made by such other Banks or other obligations owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Banks shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with Section 2.12.  To such end, all the applicable Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loan or other obligations owed to such other Banks may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of the Loan in the amount of such participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.

2.14Sanctions Laws and Regulations

.

(a)Borrower shall not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person or entity (i) to fund any activities or business of or with any Designated Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any Party.

(b)None of the funds or assets of Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or any Sanctioned Country.

2.15Use of Proceeds

.  Borrower shall not use, and shall ensure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the Loan Proceeds (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.16Taxes

.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrower.  Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)Indemnification by the Banks.  Each Bank shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.1(m)(ii) relating to the maintenance of a participant register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this Subparagraph (d).

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.16, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)Status of Banks.

(i)Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in such Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(a)Any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(b)Any Bank that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)Executed originals of IRS Form W-8ECI;

(3)In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)To the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(c)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(d)If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Subparagraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Subparagraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subparagraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.17Additional Costs

.  Borrower hereby irrevocably agrees to reimburse and indemnify each Bank from all increased costs and fees incurred by such Bank in connection with this Agreement subsequent to the date of the Initial Advance of funds to Borrower under this Agreement and relating to or arising from (x) the offering of rates of interest based upon the One-Month LIBOR Rate to the extent such costs result from a Change or (y) a change in government regulation.  Without limiting the generality of the foregoing, if (any of the following being a “Change”): (i) any law, rule, regulation, guideline, or directive (in each case whether or not having the force of law) is passed, enacted, promulgated, ordered, issued or adopted after the date of the Initial Advance of funds to Borrower under this Agreement, (ii) there is any change after the date of the Initial Advance of funds to Borrower under this Agreement in any law, rule, regulation, guideline, or directive (in each case whether or not having the force of law and including, without limitation, any request, rule, guideline or directive (A) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended, the “Dodd-Frank Act”) or (B) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign financial regulatory authorities), or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, application or administration of any of the foregoing, or (iii) such Bank complies with any request or directive made after the date of the Initial Advance of funds to Borrower under this Agreement regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, and to the extent such Change shall:

(a)increase the cost to a Bank, by an amount which such Bank reasonably deems to be material, of making, converting into, continuing or maintaining any portion of any advance subject to the Interest Rate, or reduce any amount receivable hereunder in respect thereof, or

(b)have the effect of reducing the rate of return on a Bank’s capital as a consequence of its obligations hereunder, with respect to any Loan, to a level below that which such Bank could have achieved but for such Change by an amount reasonably deemed by such Bank to be material,

(c)then, in any and each such case, after submission by such Bank to Borrower of a written request therefor, Borrower shall pay such Bank any additional amounts necessary to compensate such Bank for such increased cost or reduction to the extent such costs or reduction is a result of the change.  A Bank’s reasonable determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement, all requests, rules, guidelines and directives (I) in connection with the Dodd-Frank Act or (II) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign financial regulatory authorities shall, in each case, be deemed to constitute a Change whether or not such request, rule, guideline or directive has the force of law and regardless of the date on which such request, rule, guideline or directive was enacted, promulgated, adopted, issued or implemented.

2.18Application of Payments

.  Prior to the occurrence of an Event of Default, all payments and prepayments on account of the Liabilities evidenced by the Note shall be applied  as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable thereunder, including, without limitation any prepayment premium, exit fee or late charges due thereunder, (b) second, to accrued and unpaid interest on the Principal Balance of the Note, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, (d) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (e) fifth, to any other amounts then due hereunder or under any of the Loan Documents, and (f) last, to the unpaid Principal Balance of the Note in the inverse order of maturity.  Any prepayment on account of the Liabilities evidenced by the Note shall not extend or postpone the due date or reduce the amount of any subsequent monthly payment of principal and interest due thereunder.  After an Event of Default has occurred and is continuing, payments may be applied by the Administrative Agent to amounts owed under the Note, hereunder and under the Loan Documents in such order as the Administrative Agent shall determine, in its sole discretion.

2.19Extension Options

.

(a)First Extension Option. Borrower shall have the right (the “First Extension Option”) to extend the Initial Maturity Date for twelve (12) months to March 30, 2024 (the “First Extended Maturity Date”), subject to fulfillment of the following conditions:

(i)Borrower shall have delivered to Administrative Agent written notice (a “First Extension Notice”) of the exercise of the First Extension Option not less than thirty (30) nor more than ninety (90) days prior to the Initial Maturity Date;

(ii)No Default or Event of Default shall exist as of the date the Extension Notice is given or as of the Initial Maturity Date;

(iii)Borrower shall have achieved a Debt Service Coverage Ratio of not less than 1.20 to 1.00 as determined by Administrative Agent as of February 28, 2023 based on trailing three (3) month NOI and Applied Debt Service;

(iv)If requested by Administrative Agent, Administrative Agent shall have received an updated Appraisal reasonably acceptable to Administrative Agent reflecting that the Principal Balance is less than or equal to fifty percent (50.00%) of the “as-is” value of the Property; and

(v)On or prior to the Initial Maturity Date, Borrower shall have paid to Administrative Agent an extension fee in the amount set forth in the Fee Letter.

(b)Second Extension Option.  Borrower shall have the right (the “Second Extension Option”) to extend the First Extended Maturity Date for twelve (12) months to March 30, 2025 (the “Second Extended Maturity Date”), subject to fulfillment of the following conditions:

(i)Borrower shall have delivered to Administrative Agent written notice (a “Second Extension Notice”) of the exercise of the Second Extension Option not less than thirty (30) nor more than ninety (90) days prior to the First Extended Maturity Date;

(ii)No Default or Event of Default shall exist as of the date the Extension Notice is given or as of the First Extended Maturity Date;

(iii)Borrower shall have achieved a Debt Service Coverage Ratio of not less than 1.25 to 1.00 as determined by Administrative Agent as of February 29, 2024 based on trailing three (3) month NOI and Applied Debt Service;

(iv)If requested by Administrative Agent, Administrative Agent shall have received an updated Appraisal reasonably acceptable to Administrative Agent reflecting that the Principal Balance is less than or equal to fifty percent (50.00%) of the “as-is” value of the Property; and

(v)On or prior to the First Extended Maturity Date, Borrower shall have paid to Administrative Agent an extension fee in the amount set forth in the Fee Letter.

2.20Interest Reserve

.  An unfunded portion of the Loan in the amount of $1,000,000.00 (the “Interest Reserve”) shall be disbursed by Administrative Agent pursuant to the terms and conditions of this Section 2.20.  Provided that no Event of Default shall have occurred and be continuing, Administrative Agent shall make disbursements from the Interest Reserve for payment when due of accrued and unpaid interest on the Loan.  Borrower acknowledges and agrees that the payment of such accrued and unpaid interest by the method described herein is for its convenience and benefit.  If at any time there are no funds remaining in the Interest Reserve, Administrative Agent shall have no obligation for funding of accrued and unpaid interest, whereupon Borrower shall be and remain responsible for the continuation of all such payments from funds other than Loan Proceeds.

3.CONDITIONS TO CLOSING

.

3.1Closing Deliveries

.  On or before the Loan Closing Date, unless a different date is specified below, Borrower shall execute and/or deliver to Administrative Agent those of the following documents and other items required to be executed and/or delivered by Borrower, and shall cause to be executed and/or delivered to Administrative Agent those of the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be reasonably satisfactory in form and substance to Administrative Agent:

(a)Loan Documents.  Fully executed original copies of each of the Loan Documents listed on Exhibit B hereto.

(b)Title Insurance Policy.  At the Closing (or as soon as practicable thereafter, with marked-up pro-forma policies to be delivered at the Closing), ALTA 2006 Loan Policies for each Parcel (collectively, the “Title Policy”) issued by the Title Company in the full amount of the Loan naming Administrative Agent as the insured party and each respective Borrower as the owner and fee simple title holder of the Parcel owned by such Borrower, in each case subject only to the Permitted Encumbrances, and insuring the lien of the Security Instrument as a first and prior lien upon the Parcel owned by such Borrower, subject to no exceptions other than the Permitted Encumbrances and other exceptions approved by Administrative Agent.  The Title Policy must specifically insure Administrative Agent for claims and questions related to claims for mechanics’ or materialmen’s liens and shall include endorsements reasonably satisfactory to Administrative Agent.

(c)Survey.  A plat of survey (“Survey”) of each Parcel prepared by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and National Society of Professional Surveyors.

(d)Insurance Policies.  Certificates of insurance for all insurance policies required pursuant to Section 9 hereof, or at Administrative Agent’s request copies of the insurance policies.

(e)Environmental Audit.  An Environmental Audit, together with a reliance letter addressed to Administrative Agent, or a separate agreement with such consultant permitting Administrative Agent to rely on such report.

(f)Appraisal.  An Appraisal satisfactory to Administrative Agent and showing that the Commitment Amount does not exceed the lesser of: (i) forty-four (44%) of the combined “as-stabilized” value of the Property, (ii) fifty-five percent (55%) of the combined purchase prices of the Property as set forth in Schedule 4.5, or (iii) a 9.50% Debt Yield based on the Appraisal’s “as-stabilized” NOI.

(g)Documents of Record.  Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(h)Searches.  Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering each Obligor and disclosing no matters objectionable to Administrative Agent.

(i)Flood Plain.  Evidence that (a) no portion of the Property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of the Property is so located, evidence that adequate flood insurance is in effect; and (b) no portion of the Property is located in a federally, state or locally designated wetland or other type of government protected area.

(j)Borrower’s and Guarantor’s Attorney’s Opinion.  An opinion of one or more counsel for the Borrower and Guarantor satisfactory to Administrative Agent.

(k)Organizational Documents.  A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)The Borrower Entity Documents;

(ii)The Articles of Incorporation and By-laws of the Guarantor;

(iii)Resolutions by the Guarantor and Manager authorizing the execution and delivery of the Loan Documents, certified by an appropriate representative of the Guarantor and Manager;

(iv)An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity; and

(v)Certificates of good standing for each Borrower and Guarantor from their respective states of formation and, a certificate of good standing or existence for each Borrower from the state in which the Parcel owned by such Borrower is located.

(l)Real Estate Taxes.  Evidence reasonably satisfactory to Administrative Agent that real estate taxes due and payable with respect to the Land, if any, have been paid in full. In connection therewith, Borrower shall deliver to Administrative Agent copies of the most recent real estate tax bills for the Property.

(m)Financial Statements.  All financial information requested by Administrative Agent with respect to Borrower and each Guarantor, including but not limited to financial statements for such Guarantor for the period ending December 31, 2019.

(n)Property Management Agreements.  Copies of the Property Management Agreements.

(o)Property Report.  An inspection report on the Property prepared by an engineering or architectural firm retained by Administrative Agent and satisfactory in all respects to Administrative Agent.

(p)Occupancy Report.  A certified occupancy report with respect to the Property in form and substance reasonably satisfactory to Administrative Agent.

(q)Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership for Borrower.

(r)Additional Documents.  Such other papers and documents regarding the Obligors as Administrative Agent may reasonably require.

3.2Truthfulness of Statements as of Closing

.  As conditions precedent to the Closing, the following statements shall be true and correct on the Loan Closing Date, and Borrower hereby represents and warrants to Administrative Agent the following:

(a)The representations and warranties contained in Section 5 of this Agreement are correct on and as of the Closing as though made on and as of such date;

(b)No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Loan Documents;

(c)No litigation has been instituted against any Borrower or Guarantor which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of such Borrower’s or Guarantor’s ability to perform its Obligations hereunder, under any of the Loan Documents;

(d)No material adverse change has occurred in the condition or operations, financial or otherwise, of Borrower or Guarantor since the date of the most recent financial statements of each such party delivered to Administrative Agent; and

(e)The Guarantor is in compliance with the Guarantor’s Financial Covenants.

3.3Conditions Precedent

.  Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing.

4.DISBURSEMENTS

.

4.1Loan Disbursement

.  Subject to the satisfaction of the terms and conditions contained in this Section 4, the Initial Advance shall be disbursed at Closing.  The Interest Reserve shall be disbursed in accordance with Section 2.20.

4.2Expenses and Advances Secured by Security Instrument

.  Any and all advances or payments made by Administrative Agent hereunder, from time to time, and any amounts expended by Administrative Agent pursuant to this Agreement, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become Obligations hereunder secured and guaranteed by the Loan Documents, whether or not the aggregate of such Obligations shall exceed the face amount of the Note.

4.3Acquiescence not a Waiver

.  To the extent that Administrative Agent may have acquiesced (whether intentionally or unintentionally) in Borrower’s failure to comply with and satisfy any condition precedent to the Closing or to any Disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Administrative Agent of any condition precedent set forth in this Agreement, and Administrative Agent at any time thereafter may require Borrower to comply with and satisfy all conditions and requirements of this Agreement.

4.4TCF Swap Agreements

.  TCF or an Affiliate of TCF may, at Borrower’s request and at the sole discretion of TCF or such Affiliate, enter into one or more TCF Swap Agreements with Borrower from time to time, on such terms and conditions pursuant to such TCF Swap Agreement documents as TCF or such Affiliate shall require.  Any existing or future TCF Swap Agreement is and shall be secured by the Security Instrument and any and all other collateral granted to Administrative Agent under the Loan Documents, and Borrower hereby assigns to TCF, and grants TCF a lien on and security interest in, all collateral now or hereafter securing the Loan.  Borrower further grants and assigns to TCF and its Affiliates, to secure all Obligations, a security interest in all of Borrower’s existing and future rights, title and interest to the payment of money from TCF or its Affiliates under any TCF Swap Agreement.  Borrower agrees to execute such agreements, assignments and other documents and take such further actions as Administrative Agent may reasonably request to evidence, perfect and effectuate all of the foregoing rights and interests of

TCF and its Affiliates.  Borrower acknowledges that any Event of Default hereunder is an “Event of Default” as defined in any TCF Swap Agreement and shall give TCF or its Affiliate the right to terminate any TCF Swap Agreement and demand payment of all Swap Obligations thereunder, including without limitation all losses, fees and costs incurred by TCF or its Affiliate in connection therewith.  Each Bank shall have the right to participate in the TCF Swap Agreement in accordance with its Pro Rata Share of the Loan by written notice to TCF and execution of the TCF Swap Agreement or a joinder thereto.

4.5Tranches

. All Loan Proceeds shall be categorized as “Tranche A Loan Proceeds” or “Tranche B Loan Proceeds.”  Tranche A Loan Proceeds shall bear interest in accordance with Section 2.1(a) of the Note, and Tranche B Loan Proceeds shall bear interest in accordance with Section 2.1(b) of the Note.  The Initial Advance shall be categorized as Tranche A Loan Proceeds.  If a Parcel achieves the Tranche B Hurdle, determined as of the end of any fiscal quarter of Borrower, Borrower may request that Administrative Agent re-categorize as Tranche B Loan Proceeds the applicable Allocated Principal Balance by delivering Administrative Agent a signed Borrower Compliance Certificate along with the applicable financial statements of Borrower described in Section 7.5(a) or (b).  Upon Administrative Agent’s verification of the achievement of the Tranche B Hurdle for such Parcel, then, so long has no Event of Default has occurred and is continuing, the applicable Allocated Principal Balance shall be then categorized as Tranche B Loan Proceeds until the Maturity Date.

4.6Borrowing Procedures

.

(a)Except with respect to the Initial Advance, Borrower shall submit a Disbursement Request (appropriately completed) to Administrative Agent by 2:00 P.M. Chicago, Illinois time not less than five (5) Business Days prior to the borrowing date specified therein (the “Borrowing Date”) requesting that the Banks make Disbursements on the Borrowing Date and specifying (i) the amount to be borrowed, and (ii) all items to be paid with such Disbursement.  Administrative Agent shall notify each Bank thereof and provide a copy of such Disbursement Request to each Bank.  Provided all conditions to an advance of Loan proceeds have been satisfied, as reasonably determined by Administrative Agent, each Bank will make the amount of its Pro Rata Share of each borrowing available to Administrative Agent for the account of Borrower at the Administrative Agent’s lending office prior to 11:00 A.M., Chicago, Illinois time on the Borrowing Date in funds immediately available to Administrative Agent.  Each borrowing shall be disbursed by Administrative Agent pursuant to Section 4.1 hereof.  The execution of this Agreement by Borrower constitutes an irrevocable authorization to Administrative Agent and the Banks to advance Loan proceeds as provided in this Section.  No further authorization shall be necessary to warrant such direct advances.  All sums advanced by direct payment to third parties shall be evidenced by the Note and shall be secured by the Loan Documents.  The Banks shall have no obligation to make Disbursements more often than once in each calendar month.

(b)Unless Administrative Agent shall have been notified by any Bank prior to the date of any proposed borrowing that such Bank does not intend to make available to the Administrative Agent the Loan on such date, Administrative Agent may assume that such Bank has made the Loan available to the Administrative Agent on such date and Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date.  If such corresponding amount is not in fact made available to Administrative Agent by such Bank by 1:00 P.M., Chicago, Illinois time, on the Business Day of such proposed borrowing (it being understood that any such payment received after 1:00 P.M., Chicago, Illinois time, on any Business Day shall be deemed to have been received the immediately following Business Day), such Bank agrees to pay and the Borrower agrees to repay to Administrative Agent within two Business Days of demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to Administrative Agent, at the Loan Rate applicable to such borrowing.  If such Bank shall pay to Administrative Agent such amount, such amount so paid shall constitute such Bank’s Loan, and if both such Bank and the Borrower shall have paid and repaid, respectively, such corresponding amount, Administrative Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon to the extent not already paid by the Borrower pursuant to the preceding sentence.  Nothing in this Section 4.7(b) shall be deemed to relieve any Bank of its obligation hereunder to make its Loan on any date specified in any Disbursement Request.

(c)Defaulting Banks.

(i)Generally.  If for any reason any Defaulting Bank (i) shall fail or refuse to perform any of its funding obligations under this Agreement or any other Loan Document to which it is a party (unless a Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Administrative Agent), or (ii) has become the subject of a Bankruptcy Event, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Laws, (1) such Defaulting Bank’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to, or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of all of the Banks, shall be suspended during the pendency of such failure or refusal; provided, however, that such Defaulting Bank’s Commitment may not be increased or extended without its consent and (2) the principal amount of, or interest or fees payable on, the Loan owing to such Defaulting Bank may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank without such Defaulting Bank’s consent.  If a Bank is a Defaulting Bank because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder, in addition to the other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Bank’s Loan shall not be paid to such Defaulting Bank and shall be held uninvested by the Administrative Agent and either applied against the purchase price of the Loan under Section 4.7(c)(ii) hereof or paid to such Defaulting Bank upon the Defaulting Bank’s curing of its default.

(ii)Purchase or Cancellation of Defaulting Bank’s Commitment.  Any Bank who is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitment.  Any Bank desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than fifteen (15) Business Days after such Defaulting Bank became a Defaulting Bank.  If more than one Bank exercises such right, each such Bank shall have the right to acquire an amount of such Defaulting Bank’s Commitment in proportion to the Commitments of the other Banks exercising such right.  If after such fifteenth (15th) Business Day, the Banks have not elected to purchase all of the Commitment of such Defaulting Bank, then the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Bank and the other Banks, either (i) demand that such Defaulting Bank assign its Commitment to an Eligible Assignee approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) subject to and in accordance with the provisions of Section 11.1(m)(iii) for the purchase price provided for below or (ii) terminate the

Commitment of such Defaulting Bank, whereupon such Defaulting Bank shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 4.7(c)(ii)).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such purchase or assignment, the Defaulting Bank’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or Assignee thereof, including an appropriate Assignment and Acceptance Agreement and shall pay to the Administrative Agent an assignment fee in the amount of $3,500.  The purchase price for the Commitment of a Defaulting Bank shall be equal to the amount of the Principal Balance of the Loan outstanding and owed by the Borrower to the Defaulting Bank, plus accrued interest and any unpaid fees.  Prior to payment of such purchase price to a Defaulting Bank, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent.  The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under this Agreement and the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower.  There shall be no recourse against any Bank or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loan.

5.REPRESENTATIONS AND WARRANTIES

.  As a material inducement to Administrative Agent’s entry into this Agreement, Borrower represents and warrants to Administrative Agent and Banks that:

5.1Formation, Qualification and Compliance

.

(a)Organization and Existence.  Each Borrower is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware and is qualified to do business in each State where such Borrower’s Parcel is located.

(b)Authorization.  Borrower has the power and authority to execute, deliver and perform the obligations imposed on it under the Loan Documents and to consummate the transactions contemplated by the Loan Documents and has taken all necessary actions in furtherance thereof including, without limitation, that any Person whose approval is required by the terms of Borrower’s organizational documents has duly approved the transactions contemplated by the Loan Documents and has authorized execution and delivery thereof by the respective signatories.  No other consent by any local, state or federal agency is required in connection with the execution and delivery of the Loan Documents.  A true and complete organizational chart showing the ownership of each Borrower is attached hereto as Exhibit F. Borrower is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations).

(c)Valid Execution and Delivery.  All of the Loan Documents requiring execution by Borrower have been duly and validly executed and delivered by Borrower.

(d)Enforceability.  All of the Loan Documents constitute valid, legal and binding obligations of Borrower and are fully enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.2Financial and Other Information

.  All financial information furnished to Administrative Agent with respect to Borrower and Guarantor in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of Borrower and Guarantor as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with GAAP consistently applied or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent; provided that, irrespective of any treatment accorded under GAAP consistently applied, all off-balance sheet transactions shall have been disclosed in writing and accompany such other financial information submitted in accordance with this Section 5.2.  All other documents and information furnished to Administrative Agent with respect to Borrower and Guarantor in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Administrative Agent an accurate knowledge of their subject matter.  Neither Borrower nor any Guarantor has any material liability or contingent liability not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing.

5.3No Material Adverse Change

.  There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower or any Guarantor since the dates of the latest financial statements furnished to Administrative Agent.  Since those dates, none of Borrower or any Guarantor has entered into any material transaction not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing.  Further, there are no existing Defaults under any of the Loan Documents, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in a Default or an Event of Default under any of the Loan Documents.

5.4Tax Liability

.  Each of Borrower and each Guarantor has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Administrative Agent in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings, and except where such failure to file would not be reasonably expected to have a Material Adverse Effect.  Borrower agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent.

5.5Title to Property; Survey

.  At the Closing and at all times thereafter until the Loan is paid in full, each Borrower will have, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Property.  Except for the current, non-delinquent taxes and assessments, if any, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind.  No portion of the Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of the Property subject to any pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceeding.  Except as disclosed by the Survey, the Property does not presently encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property.

5.6Utility Services

.  The Property is presently served by all utility and municipal services required for the construction, occupancy and operation of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply with all Applicable Laws, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

5.7Leases

.  The occupancy reports provided to Administrative Agent in connection with the Loan Closing are true, complete and correct in all material respects and as of the date of the occupancy reports and the Property is not subject to any Leases other than the Leases described in the occupancy reports. Except as set forth on the occupancy reports: (i) each Lease is in full force and effect; (ii) the Tenants have commenced the payment of rent under the Leases, and to Borrower’s actual knowledge, there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the occupancy reports, and, to Borrower’s actual knowledge, there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the rent; (v) no Tenant has made any claim against the landlord under any Lease which remains outstanding, to Borrower’s actual knowledge, there are no defaults on the part of the landlord under any Lease, and, to Borrower’s actual knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s actual knowledge, there is no present default by the Tenant under any Lease, and no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under a Lease and enforcement of the Leases by Borrower or by Administrative Agent pursuant to an exercise of Administrative Agent’s rights under the Security Instrument would be subject to no defenses of any kind; (vii) all security deposits under Leases are as set forth on the occupancy reports; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder, and (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases or a Permitted Encumbrance.  None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof.  Neither the Leases nor the rents have been assigned or pledged except to Administrative Agent, and no other Person has any interest therein except the Tenants thereunder.

5.8Governmental Requirements

.  The Property is in compliance with Applicable Laws and does not violate any permits or authorizations of Governmental Authorities affecting the Property, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

5.9Rights of Others

.  Borrower is in compliance with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

5.10Name and Principal Place of Business

.  Borrower presently uses no trade name other than its actual name and the trade name “SmartStop Self Storage”.  Borrower maintains its principal place of business at the address set forth in Section 12.5 below.

5.11Delivery of Documents

.  Borrower has delivered to Administrative Agent true and complete copies of each document that grants rights to, or imposes obligations on, Borrower in connection with the Property, and has fully disclosed to Administrative Agent in writing the material terms of all existing oral agreements granting or imposing any such rights or obligations.

5.12ERISA

.  Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA.  The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101.  Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA.  Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Administrative Agent of any of its rights under the Loan Documents.  Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

5.13No Prohibited Persons

.

(a)No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)Borrower acknowledges by executing this Agreement that Administrative Agent has notified Borrower and Guarantor that, pursuant to the requirements of the Patriot Act and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record such information as may be necessary to identify Borrower and Guarantor (and certain Affiliates of Borrower and Guarantor, including the name and address of Borrower and Guarantor and such Affiliates) in accordance with the Patriot Act.

(c)Neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor.

(d)(i) None of Borrower, Guarantor, or any Person who owns at least ten percent (10%) direct or indirect equity interest in or Controls Borrower or Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower will implement procedures, approved by Manager, to ensure that no Person who now or hereafter owns at least ten percent (10%) direct or indirect equity interest in Borrower or Guarantor is a Prohibited Person or controlled by a Prohibited Person, and (ii) none of Borrower or Guarantor are in violation of any applicable laws relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable laws related to transacting business with Prohibited Persons or the requirements of the Patriot Act, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time (collectively, “Anti-Terrorism Laws”).  For the purposes of this section (1) In the event that Borrower is a single member limited liability company, the term “Manager” shall include such single member; (2) the term “Prohibited Person” shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States or America; and (3) the term “OFAC List” shall mean the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by OFAC and accessible through its internet website.

(e)Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and Guarantor with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Affiliates and their respective directors and officers are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of Borrower, Manager, any Guarantor, any Affiliate or to the actual knowledge of Borrower or such Affiliate any of their respective directors or officers, is a Sanctioned Person.  The Loan and the agreements contained herein will not violate Anti-Corruption Laws or applicable Sanctions.

5.14Foreign Person

.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.15No Defenses

.  This Agreement, the Note, the Security Instrument and the other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense, nor would the operation of any of the terms of this Agreement, the Note, the Security Instrument or any of the other Loan Documents, or the exercise of any right thereunder, render this Agreement, the Note, the Security Instrument or any of the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

5.16Defense of Usury

.  Borrower knows of no facts that would support a claim of usury to defeat or avoid its obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.

5.17No Conflict/Violation of Law

.  The execution, delivery and performance of the Loan Documents by Borrower will not cause or constitute a default under or conflict with the organizational documents of Borrower or, to Borrower’s actual knowledge, Guarantor or Member.  The execution, delivery and performance of the obligations imposed on Borrower under the Loan Documents will not cause Borrower or, to Borrower’s knowledge, Guarantor or Member to be in default, including after due notice or lapse of time or both, under the provisions of any agreement, judgment or order to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound.

5.18Consents Obtained

.  All consents, approvals, authorizations, orders or filings with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

5.19No Litigation

.  There are no pending actions, suits or proceedings, arbitrations or governmental investigations against the Property, Borrower, or to Borrower’s knowledge, Guarantor or Member, whether pursuant to the Loan Documents or otherwise, an adverse outcome of which would (after taking into account applicable insurance for which the applicable insurer has affirmatively confirmed coverage) materially affect Borrower’s or any Guarantor’s performance under this Agreement, the Note, the Security Instrument or any of the other Loan Documents.

5.20Fraudulent Conveyance

.  Borrower (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) believes that it has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceed as of the date hereof and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of Borrower’s assets as of the date hereof is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower’s assets as of the date hereof do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

5.21Investment Company Act

.  Neither Borrower nor, to Borrower’s knowledge, Guarantor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

5.22Misstatements of Fact

.  To Borrower’s actual knowledge, no certification, representation or statement of fact made in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower that has not been disclosed that adversely affects, or in the judgment of a reasonable Person might adversely affect, the business, operations or condition (financial or otherwise) of the representing party.  Further, and in clarification of the foregoing, to Borrower’s actual knowledge, all reports, certificates, affidavits, representations, statements and other data furnished by or on behalf of Borrower and Guarantor to Administrative Agent, or their respective agents, in connection with the Loan are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein misleading.

5.23Homestead

.  The Property forms no part of any property owned, used or claimed by Borrower as a residence or business homestead and is not exempt from forced sale under the laws of the state in which the Property is located.  Borrower hereby disclaims and renounces each and every claim to all or any portion of the Property as a homestead.

5.24Personal Property

.  Borrower is the owner, free and clear of all liens, of all Personal Property except as to the lien created by the Loan Documents.

5.25Single Asset Real Estate

. Each Property constitutes a “single asset real estate” as defined in Section 101(51B) of the Bankruptcy Code.

5.26Government Regulation

.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the OFAC list) that prohibits or limits any Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail (i) to provide documentary and other evidence of Borrower’s identity or the identity of any direct or indirect beneficial owner or Person with Control of Borrower as may be reasonably requested by any Bank at any time and from time to time to enable such Bank to verify the identity of Borrower and any beneficial owner of Borrower, (ii) to certify to any Bank at any time and from time to time as may be reasonably requested by any Bank, the names, addresses, and other requested information of direct and indirect beneficial owners and Persons with Control of Borrower, or (iii) to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 201, 31 U.S.C. Section 5318.

5.27Certificate of Beneficial Ownership

.  The information in the Certificate of Beneficial Ownership is true, correct and complete in all material respects.

5.28Continuing Nature of Representations and Warranties

.  Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 5 shall be deemed to be continuing during all times when any or all of the Obligations remain outstanding and such representations and warranties shall be deemed to be restated and made effective as of each date a Disbursement is requested and made in accordance herewith.

6.MAINTENANCE, OPERATION, PRESERVATION AND REPAIR OF PROPERTY

.  Borrower shall maintain the Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate the Property in a businesslike manner, shall prudently preserve and protect both its own and Administrative Agent’s interests in connection with the Property, shall not commit or permit any waste or deterioration of the Property, shall not abandon any portion of the Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Property or of any other impairment of Administrative Agent’s interests under the Loan Documents.  Without limiting the generality of the foregoing, and except as otherwise agreed by Administrative Agent in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

6.1Alterations and Repair

.  Borrower shall not remove, demolish or materially alter any Improvement except to make non‑structural repairs that preserve or increase the Property’s value, and shall promptly restore, in a good and workmanlike manner, any Improvement (or other aspect or portion of the Property) that is damaged or destroyed from any cause.

6.2Compliance

.  Borrower shall comply with all Applicable Laws and requirements of Governmental Authorities and all rights of third parties, relating to Borrower, the Property or Borrower’s business thereon.

6.3Changes in Property Restrictions

.  Borrower shall not initiate, join in or consent to any change in any applicable zoning ordinance, general plan or similar law, or to any private restrictive covenant or any similar public or private restriction on the use of the Property, except with the prior written consent of Administrative Agent, not to be unreasonably withheld.

7.OTHER AFFIRMATIVE COVENANTS

.  While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Administrative Agent otherwise consents in writing:

7.1Existence and Control

.  Each Borrower shall maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and qualified to do business in the State in which such Borrower’s Parcel is located; and Manager shall maintain its existence as a corporation in good standing under the laws of the State of Maryland.  At all times prior to the repayment of the Loan, Manager shall be the sole manager of Borrower.

7.2Protection of Liens

.  Borrower shall maintain the lien of the Security Instrument as a valid first priority lien on the Property, subject only to the Permitted Encumbrances, and take all actions, and execute and deliver to Administrative Agent all documents, reasonably required by Administrative Agent from time to time in connection therewith; and maintain the lien of the Loan Documents on the collateral described therein and take all actions, and execute and deliver to Administrative Agent all documents reasonably required by Administrative Agent from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Administrative Agent’s security interests in such collateral as they exist from time to time.

7.3Notice of Certain Matters

.  Borrower shall give notice to Administrative Agent, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

(a)any litigation or claim affecting or relating to the Property and involving an amount in excess of $50,000.00; and any litigation or claim that might subject Borrower or any Guarantor to liability in excess of $100,000.00, whether covered by insurance or not;

(b)any dispute between Borrower and any Governmental Authority relating to the Property, the adverse determination of which might materially affect the Property;

(c)any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(d)the creation or imposition of any mechanics’ lien or other lien against the Property;

(e)any Default or Event of Default under any Loan Document;

(f)except as disclosed in the Environmental Audit, the presence of any Hazardous Substances on, under or about the Property; any enforcement, clean‑up, removal or other action or requirement of any Governmental Authority relating to any such Hazardous Substances; and the existence of any occurrence or condition on any property in the vicinity of the Property that could cause the Property to be otherwise subject to any restrictions relating to Hazardous Substances; and/or

(g)any material adverse change in the financial condition of Borrower or any Guarantor.

7.4Further Assurances

.  Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Loan Documents, to subject to the Loan Documents any property intended by the terms of any Loan Document to be covered by the Loan Documents, to correct clerical errors herein and in the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated hereunder and thereunder.

7.5Financial Statements; Access to Business Information

.  Borrower shall furnish to the Administrative Agent such financial information regarding Borrower, its constituent partners or members, as the case may be, the Property and the Guarantor as the Administrative Agent may from time to time reasonably request, and using such forms as Administrative Agent may reasonably request, and such financial information shall include, without any further request therefore:

(a)Annual Financial Statements.  Within ninety (90) days after the end of each calendar year, commencing with the calendar year ending December 31, 2020, (a) an internally certified balance sheet for Borrower as of the end of such year and an internally certified statement of profit and loss for Borrower’s operations in connection with the Property for such year, and (b) if such statements are audited, the opinion of an independent certified public accountant acceptable to Administrative Agent stating that such materials (i) were prepared in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent, (ii) fairly present Borrower’s financial condition, (iii) show all material liabilities, direct and contingent, (iv) fairly present the results of Borrower’s operations, and (v) disclose the existence of any hedge and/or off-balance sheet transactions.

(b)Quarterly Financial Statements.  Within sixty (60) days after the end of each calendar quarter, commencing with the calendar quarter ending March 31, 2020, an unaudited statement profit and loss for Borrower’s operations in connection with the Property for such calendar quarter and certified by Borrower in writing as (i) being prepared in accordance with the GAAP or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent, (ii) fairly presenting Borrower’s financial condition, (iii) showing all material liabilities, direct and contingent, (iv) fairly presenting the results of Borrower’s operations, and (v) disclosing the existence of any hedge and/or off-balance sheet transactions.

(c)Management Summary / Occupancy Reports. Within sixty (60) days after the end of each calendar quarter, commencing with the calendar quarter ending March 31, 2020, a management summary and occupancy report for the Property for the calendar quarter then ended, each certified by Borrower as being true and correct in all material respects and in form and substance satisfactory to Administrative Agent.

(d)Guarantor’s Financial Statements.

(i)Within ninety (90) days after the end of each calendar year, commencing with the calendar year ending December 31, 2020, (i) Guarantor’s annual 10-K filings with the United States Securities and Exchange Commission, or (ii) an internally certified balance sheet for Guarantor as of the end of each calendar year and an internally certified statement of profit and loss for Guarantor and for Guarantor’s operations for such calendar year, together with a consolidated statement of cash flows, and otherwise in a form satisfactory to Administrative Agent.

(ii)Within sixty (60) days after the end of each calendar quarter, commencing with the calendar quarter ending March 31, 2020, (i) Guarantor’s quarterly 10-Q filings with the United States Securities and Exchange Commission, or (ii) an unaudited balance sheet for Guarantor as of the end of such calendar quarter and a statement of profit and loss for Guarantor for such calendar quarter, together with a consolidated statement of cash flows, and otherwise in a form satisfactory to Administrative Agent.

(e)Covenant Compliance Reporting.  Within sixty (60) days after the date of each DSCR Requirement pursuant to Section 7.13, Borrower shall deliver to Administrative Agent a signed Borrower Compliance Certificate, together with the financial statements of Borrower described in Subsections (a) and (b) above, as applicable. Within ninety (90) days after the end of each calendar year, Borrower shall deliver to Administrative Agent a signed Guarantor Compliance Certificate, together with the financial statements of Guarantor described in Subsection (d)(i) above.

(f)Borrower Tax Returns.  Within thirty (30) days after filing, but not later than May 15 of each year (unless a properly filed notice of extension has been filed, in which case such tax return shall be due no later than October 31 of each year), a copy of the federal income tax return filed for Borrower for the prior calendar year.

(g)Guarantor’s Tax Returns.  With respect to each Guarantor, within thirty (30) days after filing, but not later than May 15 of each year (unless a properly filed notice of extension has been filed, in which case such tax return shall be due no later than October 31 of each year), a copy of the federal income tax return filed with all supporting schedules, for Guarantor for the prior calendar year.

7.6Books and Records

.  Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP, or reasonable cash accounting methods consistently applied in accordance with the past practices and reasonably satisfactory to the Administrative Agent and give representatives of Administrative Agent access thereto at all reasonable times and upon reasonable prior notice, including permission to: (i) examine, copy and make abstracts from any books and records and such other information that might be helpful to Administrative Agent in evaluating the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

7.7Project Accounts

.    Borrower and Guarantor shall cause all operating, deposit, reserve and other accounts of Borrower and Guarantor to be established with Administrative Agent as demand deposit accounts.  Operating Revenues shall be deposited into such accounts, or transferred from accounts established locally to operations outside the retail footprint of the Administrative Agent. Notwithstanding the foregoing, the following exceptions are allowed: (a) all foreign-based bank accounts for foreign operations, (b) all bank accounts for properties that are not owned by any Borrower, and (c) bank accounts established for the processing of equity capital being raised and delivered to Guarantor and its Affiliates, including without limitation, accounts for dividend distributions and broker dealer commissions.

7.8Keeping Guarantor Informed

.  Borrower shall keep Guarantor informed of Borrower’s financial condition and business operations, the condition and all uses of the Property, including all changes in condition or use, and any and all other circumstances that might affect Borrower’s ability to pay or perform its obligations under the Loan Documents.

7.9Single Purpose Entity

.  Each Borrower covenants and agrees that it has not and shall not:

(a)engage in any business or activity other than the acquisition, ownership, operation, leasing and maintenance of its Property, and activities incidental thereto;

(b)acquire or own any material asset other than (i) such Borrower’s Parcel, and (ii) such incidental Personal Property as may be necessary for the construction, operation or maintenance of such Parcel;

(c)merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)(i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents;

(e)own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity;

(f)fail to hold its assets in its own name (except with respect to bank account shared with any other Borrower), or commingle its assets with the assets of any of its partners, Affiliates, or of any other person or entity (other than any other Borrower) or transfer any assets to any such person or entity other than distributions on account of equity interests in Borrower, to the extent, if any, permitted hereunder, and properly account for any other payments expressly permitted hereunder;

(g)incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan and Swap Obligations under any TCF Swap Agreement and Permitted Indebtedness;

(h)allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(i)fail to maintain its records, books of account and bank accounts separate and apart from those of the Manager and any Affiliates of Borrower or its Manager except a bank account shared with any other Borrower, or fail to prepare and maintain its own financial statements in accordance with GAAP or another accounting method reasonably satisfactory to Administrative Agent and susceptible to audit;

(j)enter into any contract or agreement with Guarantor, or any Member or Affiliate of Borrower or Guarantor, except as approved in writing by Administrative Agent or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than Guarantor or Member or Affiliate of Borrower or Guarantor;

(k)seek dissolution or winding up, in whole or in part;

(l)fail to correct any known misunderstandings regarding the separate identity of Borrower;

(m)guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for Guarantor);

(n)make any loans or advances to any third party, including any Member or Affiliate of Borrower;

(o)fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks (other than checks relating to a checking account shared with any other Borrower);

(p)fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name (other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks, or brand names now or hereafter owned by SmartStop REIT and related marks, with respect to its dealings with its customers or the general public or for banking purposes) in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any Member or Affiliate of Borrower);

(q)fail to allocate fairly and reasonably among Borrower and any third party (including Guarantor or any Affiliate of any of the foregoing) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r)allow any person or entity to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations taking into account the services to be provided by the manager of such Borrower’s Parcel pursuant to the Property Management Agreement;

(s)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Borrower’s Parcel to do so); provided, however, that the foregoing shall not require any member, partner or beneficiary of Borrower to provide additional funds to Borrower whether by virtue of loans, additional capital contributions or otherwise;

(t)file a voluntary petition or otherwise initiate proceedings to have Borrower or Member adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or Member, or file a petition seeking or consenting to reorganization or relief of Borrower or Member as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Member; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of Borrower or Member or of all or any substantial part of the properties and assets of Borrower or Member, or make any general assignment for the benefit of creditors of Borrower or Member, or admit in writing the inability of Borrower or Member to pay its debts generally as they become due or declare or effect a moratorium on the payment of any Indebtedness of Borrower or Member or take any action in furtherance of any such action;

(u)Other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks, or brand names now or hereafter owned by SmartStop REIT and related marks, with respect to its dealings with its customers or the general public or for banking purposes, share any common logo with or hold itself out as or be considered as a department or division of (i) any Member], Guarantor or Affiliate of Borrower, (ii) any Affiliate of a Member or Guarantor, or (iii) any other Person or allow any Person to identify Borrower as a department or division of that Person; or

(v)conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

7.10Additional Banking Laws

.  Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise Controls Borrower is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the OFAC, the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) after acquiring actual knowledge thereof, promptly notify Administrative Agent of any change in ownership of Borrower, or of any change in ownership of any direct or indirect owner of Borrower, to the extent any such ownership change results in a change in the Persons who directly or indirectly own at least 10% of the equity interests of Borrower, or to the extent any such direct or indirect owner of Borrower is a Prohibited Person, and (d) comply with all applicable bank secrecy act laws and regulations, as amended.

7.11Tax Shelter Disclosure

.  None of Borrower, Guarantor, or any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Regulation Section 1.6011-4).  If Borrower, or any other party determines to take any action inconsistent with such intention, Borrower shall promptly notify Administrative Agent thereof in writing.  If Borrower so notifies Administrative Agent, Borrower acknowledges that Administrative Agent may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Administrative Agent will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

7.12Taxes

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(a)Borrower’s Obligation for Payment of Taxes.  Subject to Section 7.11(b), Borrower shall pay or cause to be paid all Taxes when due and payable, and before any penalty attaches.  Upon Administrative Agent’s request, Borrower shall deliver promptly to Administrative Agent receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent).  Borrower shall not suffer, permit, initiate, or otherwise cause for any purpose, the joint assessment of (i) the Property with any other real property, or (ii) the Property and the Personal Property, or any other procedure whereby the lien of real property taxes and assessments and the lien of personal property taxes shall be assessed, levied or charged against the Land as a single lien.  While any Obligations remain outstanding, the Property shall be segregated on the applicable tax rolls from all other property, both real and personal.  Borrower’s obligations under this Section 7.12 shall not be affected by any damage to, defects in or destruction of the Property or any other event, including obsolescence of all or any part of the Property.

(b)Contest of Taxes.  After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Property or Borrower shall have paid all of the applicable Taxes under protest, (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (iv) Borrower shall have deposited with Administrative Agent adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have furnished such other security as may be accepted by Administrative Agent in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon.  Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

(c)Effect of Change in Law.  If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Administrative Agent or any Bank hereunder then Borrower shall pay such tax if it may lawfully do so.  If Borrower is not permitted by Applicable Laws to pay such tax, or if Borrower is not permitted by Applicable Laws to immediately reimburse Administrative Agent or any Bank for any such payment, then the Obligations, at the option of Administrative Agent, upon not less than the lesser of (i) ninety (90) days written notice, or (ii) such shorter period as may be required to ensure compliance by Administrative Agent with Applicable Laws, shall become due and payable.

(d)Change in Tax Laws.  If, by the laws of the United States of America, or of any state or municipality having jurisdiction over the Administrative Agent or any Bank, Borrower or the Property, any tax is imposed or becomes due in respect of the Note or the Security Instrument (excluding income, excise or franchise taxes imposed upon a Bank, except as levied against the income of a Bank as a complete or partial substitute for Taxes to be paid by Borrower hereunder), or any liens on the Property created thereby, then Borrower shall pay such tax in the manner required by such law.

7.13Debt Service Coverage Ratio

. Determined as of March 31, 2022 (the last day of the fiscal quarter ending at least twenty-four (24) months after Closing), the Property shall have a Debt Service Coverage Ratio of not less than 1.20 to 1.00. Such Debt Service Coverage Ratio shall be calculated by

Administrative Agent on such date based on trailing three (3) month NOI and Applied Debt Service, with Applied Debt Service calculated assuming interest-only payments on the Principal Balance (the “DSCR Requirement”). If Borrower fails to meet the DSCR Requirement, within thirty (30) days of the determination date, Borrower shall either (i) prepay, without a prepayment fee or premium, such sum of money as may be necessary to reduce the Principal Balance to a level that will enable the Property to meet or exceed the failed DSCR Requirement, or (ii) deliver to Administrative Agent a cash deposit in an amount necessary to reduce the Principal Balance to a level that will enable the Property to meet or exceed the failed DSCR Requirement. In the event that Borrower elects to deliver to Administrative Agent a cash deposit in accordance with clause (ii) above, said cash deposit shall be held in an account owned by Borrower and pledged to Administrative Agent which shall be exclusively controlled by Administrative Agent, and shall be considered additional collateral for the Loan.  The cash funds in such pledged account shall be returned to Borrower only upon (i) the Property subsequently fulfilling a required Debt Service Coverage Ratio as set forth above, (ii) upon the repayment of the Loan in full and satisfaction of all other Obligations under the Loan Documents, or (iii) in the Bank’s reasonable discretion.

7.14Updated Appraisals

.  Borrower agrees that Administrative Agent shall have the right to obtain an updated Appraisal of the Property from an appraiser approved by Administrative Agent at any time (a) that an Event of Default shall have occurred hereunder, (b) an Appraisal is required by the Loan Documents or then current banking regulations applicable to Administrative Agent, or (c) Administrative Agent determines in good faith that the security for the Loan has been physically or financially impaired in any material manner, and any such Appraisals shall be at Borrower’s expense; provided that Borrower shall not be required to pay for more than one Appraisal per calendar year except upon the occurrence an Event of Default.  In the event that Administrative Agent shall elect to obtain such an Appraisal, Administrative Agent may immediately commission an appraiser acceptable to Administrative Agent to prepare such Appraisal and Borrower shall fully cooperate with Administrative Agent and the appraiser in obtaining the necessary information to prepare such Appraisal.  In the event that Borrower fails to cooperate with Administrative Agent in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal promptly following demand, such event shall constitute an Event of Default hereunder and Administrative Agent shall be entitled to exercise all remedies available to it hereunder.

7.15Intentionally Omitted

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7.16Distributions

.  Distributions of Borrower’s excess NOI shall only be permitted if no Default or Event of Default then exists.

7.17Right of First Offer

.  If Borrower intends to repay all or a portion of the Loan with the proceeds of a permanent loan from a third party lender, for a period of ten (10) days after notice from Borrower Administrative Agent shall be afforded an opportunity to review the final terms and conditions of such loan and shall have the right to offer a permanent loan containing substantially the same terms and conditions as those offered by such third party lender.  If permanent financing is so offered by Administrative Agent within such ten (10) day period, Borrower and Administrative Agent shall consummate the permanent financing as offered using loan documents that are substantially the same to the Loan Documents.  If permanent financing is not so offered by Administrative Agent, Borrower shall be free to consummate permanent financing with any third party lender on terms not less favorable to the third party lender.

7.18Partial Release

.  Upon at least thirty (30) days prior written notice to Administrative Agent, and so long as there does not exist any Event of Default, Borrower shall be entitled to a partial release of the Security Instrument from a Parcel upon Borrower’s fulfillment of the following conditions, as determined by Administrative Agent its reasonable discretion:

(a)The partial release shall not cause the Debt Service Coverage Ratio to fall below the DSCR Requirement pursuant to Section 7.13 hereof;

(b)Borrower, at Borrower’s sole cost, shall have provided to Administrative Agent, (i) a title commitment from Title Company to issue endorsements to the Title Policy to insure and date down the priority of the lien of the Security Instrument as being subject only to such exceptions as were originally shown in the Title Policy as of the Closing; (ii) evidence acceptable to Administrative Agent, including a partial release endorsement and an endorsement to the Title Policy, if required by Administrative Agent, that the Property is otherwise free of mechanics’ or materialmen’s liens; (iii) such other endorsements to the Title Policy as Administrative Agent may reasonably require, (iv) appropriate modifications to this Agreement and the other Loan Documents if desired by Administrative Agent, including, without limitation, an updated Schedule 4.5; and

(c)Borrower pays to Administrative Agent, (i) any advances by Administrative Agent that are reimbursable by Borrower under any of the Loan Documents, whether or not Borrower is then in Default with respect to such reimbursement; (ii) the Release Payment; and (iii) all Appraisal fees, reasonable release fees and other reasonable costs of preparing and delivering the partial release, the premium for any title insurance endorsements required by Administrative Agent, and any and all other escrow, reasonable legal, closing, recording and other out-of-pocket costs incurred by Administrative Agent in connection with such partial release.  The Release Payment received by Administrative Agent in connection with a partial release shall be applied to pay off the applicable Allocated Principal Balance, with any remainder applied to reduce the remaining Allocated Principal Balance on a pro rata basis determined by Administrative Agent.

7.19Certificate of Beneficial Ownership

.  Borrower shall provide to Administrative Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Administrative Agent; (ii) a new Certificate of Beneficial Ownership when any individual identified as a Beneficial Owner has changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent from time to time for purposes of compliance by Administrative Agent with Beneficial Ownership Regulation and any other applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent to comply therewith.

8.OTHER NEGATIVE COVENANTS

.  While any Obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Administrative Agent otherwise consents in writing:

8.1Liens on Property

.  Except as otherwise provided in this Agreement or in any other Loan Documents, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Property other than (i) the Permitted Encumbrances, and (ii) real estate taxes and assessments not delinquent.  Upon request of Administrative Agent, Borrower shall provide to Administrative Agent written evidence of the payment of all real estate taxes on or before such taxes become delinquent.

8.2Liens on Personal Property

.  Borrower shall not install in, or use in connection with, the Property any Personal Property which any Person other than Administrative Agent has the right to remove or repossess under any circumstances, or on which any Person other than Administrative Agent has a lien.

8.3Removal of Personal Property

.  Borrower shall not, without Administrative Agent’s prior written consent (unless such consent is not required, as expressly provided in the Loan Documents), suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of the Property; provided, however, that Borrower, may enter into Leases in accordance with the terms and conditions of the Security Instruments and contracts to sell the Property that are subject to an obligation to assume or pay off the Loan in full at the closing of same.

8.4Organizational Documents

.  Borrower shall not amend, restate, modify or otherwise change its Operating Agreement or other organizational documents, without the prior consent of Administrative Agent, unless any such change would not affect Borrower’s ability to own and operate the Property and perform its obligations under the Loan Documents.

8.5Management Agreement

.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not enter into any agreement providing for the management, leasing or operation of any portion of the Property other than the Property Management Agreement and the Leases.

8.6Limitations on Additional Indebtedness; Other Prohibited Transactions

.  Borrower will not create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly or contingently in respect to, any Indebtedness other than the following:  (a) Indebtedness owed to the Administrative Agent, including the Obligations under this Agreement, and Indebtedness owed to TCF or any Affiliate of TCF under any TCF Swap Agreement; (b) Indebtedness listed in the current financial statements of Borrower and any rearrangements, extensions or refinancings thereof which do not increase the amount thereof; and (c) Permitted Indebtedness.

8.7Guarantor’s Financial Covenants

.  Borrower shall not permit the violation by Guarantor of any of the Guarantor’s Financial Covenants.

9.INSURANCE, CASUALTY AND CONDEMNATION

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9.1Insurance Coverage

.  For so long as the Obligations are outstanding, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a)At its own cost, Borrower shall obtain and maintain at all times during the term of the Loan the Policies required by Administrative Agent pursuant to Exhibit C attached hereto.  Borrower shall provide Administrative Agent with evidence of all such insurance required hereunder.

(b)The Policies to be obtained and maintained by Borrower under the provisions of this Agreement shall be issued by responsible insurance carriers with an A.M. Best’s rating of no less than A/VII, licensed to do business in each state in which the Property is located, who are acceptable to Administrative Agent and shall be in such form and with such endorsements, waivers and deductibles (in no event to exceed $25,000.00 per occurrence) as Administrative Agent shall designate or approve.  Without limitation on the foregoing:

(i)All Policies shall name Borrower as the insured. The Policies shall each list Administrative Agent as mortgagee, lender loss payable and as an additional insured (under a standard non‑contributing mortgagee protection clause, in form reasonably satisfactory to Administrative Agent, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Administrative Agent).  The liability insurance Policies shall list Administrative Agent as an additional insured.

(ii)All Policies shall contain:  (1) the agreement of the insurer to give Administrative Agent at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Administrative Agent and, if available Borrower; (3) an agreement that such Policies are primary and non‑contributing with any insurance that may be carried by Administrative Agent; (4) a statement that the insurance shall not be invalidated should any insured waive, prior to a loss, any or all right of recovery against any party for loss accruing to the property described in the Policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained.  As of the date hereof, and subject to any changes in such requirements which Administrative Agent may, in its discretion, make from time to time pursuant to its rights under this Section 9.1, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non‑contributory mortgagee clause of similar form and substance acceptable to Administrative Agent in favor of Administrative Agent as a mortgagee.

(c)Concurrently herewith, Borrower shall deliver to Administrative Agent original Policies or certificates with premiums for the Policies (“Premiums”) prepaid evidencing the insurance required hereunder.  Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Administrative Agent such original renewal Policies or certificates with Premiums prepaid at least thirty (30) days before the expiration of any existing Policy.

(d)Borrower may carry additional, separate insurance concurrent in kind or form or contributing upon loss, with any required insurance Policies, but only if the additional, separate insurance:

(i)does not violate any required insurance, or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance;

(ii)mutually benefits Borrower and Administrative Agent; and

(iii)otherwise complies with this Agreement.

(e)Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Administrative Agent or any of the Banks on any liability for:  damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of the Property; any loss or damage to buildings or other improvements comprising the Property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Administrative Agent.

(f)Administrative Agent shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non‑existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses.  All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense.  Borrower shall deliver to Administrative Agent receipts satisfactory to Administrative Agent evidencing full prepayment of the Premiums therefor (for the periods and payments so covered by such payments).  In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Property, all of Borrower’s interest in and to any and all Policies in force shall pass to Administrative Agent, or the transferee or purchaser as the case may be, and Administrative Agent is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(g)BORROWER IS HEREBY NOTIFIED PURSUANT TO THE ILLINOIS COLLATERAL PROTECTION ACT (815 ILCS 180/1 ET. SEQ.) THAT UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE THE REQUIRED INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S INTEREST IN THE PROPERTY.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS.  THE COVERAGE THAT ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE PROPERTY.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE PROPERTY, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST ON THE AMOUNT SO PAID BY ADMINISTRATIVE AGENT AT THE DEFAULT RATE UNTIL PAID TO ADMINISTRATIVE

AGENT AND ANY OTHER CHARGES ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR THE EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE SHALL BE ADDED TO BORROWER’S TOTAL OUTSTANDING BALANCE OR OBLIGATION AND SHALL CONSTITUTE ADDITIONAL OBLIGATIONS.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

(h)Administrative Agent reserves the right to reasonably require additional insurance Policies not specifically addressed in this Agreement during the term of the Loan.

(i)The Policies set forth on Exhibit C shall be standard ISO coverage forms.  Manuscripted coverage forms may be deemed acceptable following satisfactory review by Administrative Agent’s insurance advisors.

(j)Approval by the Administrative Agent of any Policies shall not be deemed a representation by the Administrative Agent as to the adequacy of coverage of such Policies or the solvency of the insurer.

9.2Casualty Loss; Proceeds of Insurance

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(a)Borrower will give the Administrative Agent prompt written notice of any loss or damage to the Property in excess of $50,000.00, or any part thereof, by fire or other casualty.

(b)In case of loss or damage covered by any one of the Policies in excess of $250,000.00 (the “Insurance Threshold”), the Administrative Agent is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without requiring the consent of, Borrower; and the Administrative Agent shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”).  Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact for the purposes set forth in the preceding sentence.  Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Administrative Agent alone, and (ii) of 100% of all such losses (if such loss is less than or equal to the Insurance Threshold) directly to Borrower alone, and in no case to Borrower and Administrative Agent jointly.  All reasonable costs and expenses incurred by the Administrative Agent in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed to the Administrative Agent upon demand or may be paid and deducted by the Administrative Agent from such Insurance Proceeds prior to any other application thereof.  Administrative Agent shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Administrative Agent.

(c)Insurance Proceeds received by the Administrative Agent under the provisions of this Agreement or any instrument supplemental hereto or any Policy or Policies covering any Improvements or any part thereof shall, subject to Section 9.2(d) below, be applied by the Administrative Agent at its option as and for a prepayment on the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such Improvements (“Restoration”), in which event the Administrative Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations evidenced by the Note; provided, however, that if Insurance Proceeds are applied by the Administrative Agent to the Note, Borrower may, in its sole and absolute discretion, prepay the entire unpaid balance of the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured).  If Administrative Agent elects to permit the use of Insurance Proceeds to restore such Improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Obligations.  If Administrative Agent elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Note, without a prepayment fee or premium.  No interest shall be payable to Borrower upon Insurance Proceeds held by Administrative Agent.

(d)Notwithstanding the provisions of Section 9.2(c) above, Administrative Agent agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Default has occurred and is continuing and no Event of Default shall have occurred; (ii) Administrative Agent shall be satisfied in its sole and absolute discretion, that by expenditure of the Insurance Proceeds hereunder the Property damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Agreement and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Administrative Agent’s good faith judgment, such work of repair and Restoration can be completed in the ordinary course of business not later than the earlier of (A) six (6) months prior to the Maturity Date; (B) the outside date, if any, under any Lease or under any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction or any Permit, license, covenant, agreement, restoration or encumbrance; (iv) intentionally omitted; (v) if the Debt Service Coverage Ratio requirement set forth in Section 7.13 is in effect, the Property continues to comply with such Debt Service Coverage Ratio requirement; (vi) if the costs for the Restoration exceed $250,000.00, Administrative Agent shall have reviewed and approved Borrower’s plans and specifications for the repair and Restoration of the Property (collectively, the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (vii) if so required by Administrative Agent in its sole and absolute discretion, all general contractors, and material suppliers shall have supplied 100% performance and completion bonds; (viii) if the Net Insurance Proceeds (as hereinafter defined) available are insufficient for payment of the full cost of Restoration or repair and the payments under the Loan during the completion period, as estimated by Administrative Agent, then Borrower shall have deposited with Administrative Agent sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Administrative Agent for such sufficient additional funds; (ix) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Property during its repair and Restoration; (x) Borrower shall provide evidence of the implementation of builder’s risk coverage for the Property with coverage and in such amounts as Administrative Agent shall request and which otherwise complies with the insurance requirements set forth in Section 9.1 hereof; and (xi) Borrower shall have satisfied such other conditions as Administrative Agent may in good faith determine to be appropriate.

(e)So long as any Obligations shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Property as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements and if applicable, the requirements of all Leases.  Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Administrative Agent in accordance with Section 9.4 hereof.  Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

9.3Condemnation and Eminent Domain

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(a)Any and all awards (the “Awards”)  in excess of $250,000.00 heretofore or hereafter made or to be made to Borrower (or any subsequent owner of the Property, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by Borrower to the Administrative Agent, which Awards the Administrative Agent is hereby authorized to collect and receive from the condemnation authorities, and the Administrative Agent is hereby authorized to appear in and prosecute, in the name of and on behalf of Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $250,000.00 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of Borrower.  Borrower shall give the Administrative Agent immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of the Property and shall deliver to the Administrative Agent copies of any and all papers served in connection with any such proceedings.  All reasonable costs and expenses incurred by the Administrative Agent in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed with interest thereon to the Administrative Agent from any Award prior to any other application thereof.  Borrower further agrees to make, execute and deliver to the Administrative Agent, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by the Administrative Agent for the purpose of validly and sufficiently assigning all Awards in excess of $250,000.00 and other compensation heretofore and hereafter made to Borrower for any permanent taking, under any such proceeding.

(b)The proceeds of any Award received by the Administrative Agent under the provisions of this Agreement or any instrument supplemental hereto shall be, subject to Section 9.3(c) below, applied by the Administrative Agent at its option as and for a prepayment of the Obligations, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Property or any portion thereof, in which event the Administrative Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations; provided, however, that if any Award is applied by the Administrative Agent to the Obligations, Borrower may, in its sole and absolute discretion, prepay the entire unpaid balance of the Obligations, without a prepayment fee (whether or not the same is then due or otherwise adequately secured).  If Administrative Agent elects to permit the use of the proceeds of an Award to restore the Property or any portion thereof, it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Obligations.  If Administrative Agent elects to make the proceeds of an Award available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Obligations, without a prepayment fee or premium.  No interest shall be payable to Borrower upon such proceeds held by Administrative Agent.

(c)Notwithstanding the provisions of Section 9.3(b) above, Administrative Agent agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under Section 9.2(d) have been satisfied, and (ii) the condemnation, in the judgment of Administrative Agent, shall have no material adverse effect on the operation or value of the Property remaining after the condemnation is completed, and (iii) Borrower shall have satisfied such other conditions as Administrative Agent may in good faith determine to be appropriate.

(d)So long as any Obligations shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the Property not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements.  Any Restoration of the Property involving costs in excess of $250,000.00 shall be effected in accordance with Restoration Plans to be first submitted to and approved by the Administrative Agent as provided in

Section 9.4(c) hereof.  Borrower shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

9.4Disbursement of Insurance Proceeds and Awards

.

(a)All Insurance Proceeds and/or Awards received by the Administrative Agent as provided in Section 9.2 or Section 9.3 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in the adjustment and collection thereof (collectively, the “Net Insurance Proceeds”), shall be deposited with the Administrative Agent, or such other depositary as may be designated by the Administrative Agent, and applied as provided in this Section.

(b)All Net Insurance Proceeds that are not applied to the payment of the Obligations shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Property as required under Section 9.2 or Section 9.3 hereof and such Net Insurance Proceeds shall be disbursed through the title company which has insured the lien of the Security Instrument to complete the Restoration; provided that the Administrative Agent shall receive the following:

(i)Restoration Plans (unless the costs involved in such Restoration shall not exceed $250,000.00), which shall be subject to the reasonable approval of the Administrative Agent prior to the commencement of the Restoration.

(ii)Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, payment and performance bonds (if applicable), title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as the Administrative Agent may reasonably require and approve.

(c)If Borrower shall fail to commence Restoration within thirty (30) days after the settlement of the claim involving loss or damage to the Property, and diligently proceed to complete Restoration in accordance with the Restoration Plans and all Applicable Laws, or if any other Event of Default shall occur hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Obligations may be declared to be immediately due and payable and such Net Insurance Proceeds, or any portion thereof, then held, or subsequently received, by the Administrative Agent or other depositary hereunder may be applied, at the option and in the sole discretion of the Administrative Agent, to the payment or prepayment of the Obligations in whole or in part, or to the payment and performance of such obligations of Borrower as may then be in default hereunder.

(d)Any surplus which may remain out of such Net Insurance Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Obligations, without the payment of a prepayment fee or prepayment premium.

10.DEFAULTS AND REMEDIES

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10.1Events of Default

.  The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)Borrower fails to pay (i) any scheduled installment of principal or interest payable pursuant to the terms of the Note within five (5) days of the date when due, (ii) any final payment of all principal, interest, late fees and other costs due at maturity of the Loan, whether the Loan is due because of a Maturity Date or due as the result of any acceleration of maturity pursuant to the terms of this Agreement, or (iii) any other amount payable to Administrative Agent under the Note, this Agreement, the Security Instrument or any of the other Loan Documents within five (5) days after written notice from Administrative Agent; or, if another period is specified in any such Loan Document, the period specified therein; or

(b)Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, the Security Instrument or any of the other Loan Documents and not specifically described in this Section 10.1 or in the Default section of any other Loan Document for ten (10) days after notice from Administrative Agent; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of the Property, and the priority, validity and enforceability of the liens created by the Security Instrument or any of the other Loan Documents, are not impaired, threatened or jeopardized, then Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

(c)The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to the Administrative Agent by Borrower or any Guarantor; or

(d)Borrower, Member or any Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower, Manager or any Guarantor are sold or otherwise transferred without Administrative Agent’s prior written consent; or

(e)Borrower, Member or Guarantor is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower, Member or  Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower, Manager or any Guarantor, as the case may be, and the appointment continues undischarged or unstayed for sixty (60) days; or Borrower, Member or any Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of Indebtedness, dissolution, custodianship, conservatorship, liquidation, construction or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower, Member or any Guarantor, as the case may be, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of Borrower, Member or any Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f)Any Guaranty is repudiated, revoked or terminated in whole or in part without Administrative Agent’s prior written consent; or any Guarantor claims that his, her or its Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g)Any Guarantor dies, unless, within sixty (60) days after such Guarantor’s death, the estate of the deceased Guarantor or another substitute guarantor approved by Administrative Agent in Administrative Agent’s sole discretion shall have assumed all of such Guarantor’s obligations under such Guarantor’s Guaranty pursuant to a written assumption agreement duly authorized, executed and delivered by such assuming guarantor to Administrative Agent and otherwise in form and substance acceptable to Administrative Agent; or

(h)The occurrence of a Prohibited Transfer (as defined in the Security Instrument);

(i)At Administrative Agent’s option in its sole and absolute discretion, the institution of foreclosure proceedings that are not dismissed within thirty (30) days with respect to any mechanic’s lien or any other lien secured by an interest in the Property;

(j)The withdrawal, removal or substitution of the Manager; or

(k)Borrower is enjoined or otherwise prohibited by any Governmental Authority from occupying and operating the Property and such injunction or prohibition continues unstayed for thirty (30) days or more for any reason; or

(l)Any material provision of this Agreement or the other Loan Documents shall at any time for any reason cease to be valid and binding on Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Authority, or Borrower shall deny that it has any or further liability or obligation under this Agreement or any of the other Loan Documents; or

(m)Any default by Borrower or any Guarantor in any payment of principal or interest due and owing upon any other Indebtedness of Borrower for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

(n)Any Guarantor fails to perform any obligation (following any applicable notice and cure period) required to be performed by Guarantor under the Guaranty; or

(o)Intentionally omitted.

(p)Intentionally omitted.

(q)The existence of any fraud, dishonesty or bad faith by or with the acquiescence of Borrower or any Guarantor which in any way materially affects the Loan or the Property; or

(r)The occurrence of any event specifically identified as an Event of Default in any other section of this Agreement or in any other Loan Document; or

(s)Borrower or any Guarantor shall have a judgment entered against it, him or her in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) as to Borrower and Two Hundred Fifty Thousand Dollars ($1,000,000.00) as to any Guarantor in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(t)The occurrence of an uncured default under any Swap Agreement; or

(u)The occurrence of any violation of any DSCR Requirement that is not cured as permitted by Section 7.13; or

(v)The failure to deliver any of the financial statements, Borrower Compliance Certificate, or Guarantor Compliance Certificates when due pursuant to Section 7.5 of this

Agreement and such failure continues for five (5) Business Days after notice to Borrower from Administrative Agent; or

(w)The occurrence of a default under Sections 9.1(a) or 9.1(b) provided, however, that Borrower shall be given written notice from Administrative Agent and an opportunity to cure any such default within five (5) days after delivery of such notice so long as there has been no lapse in any insurance coverage required under Sections 9.1(a) and 9.1(b).

10.2Remedies Upon Default

.  Upon the occurrence of any Event of Default, Administrative Agent shall take such action or actions as Administrative Agent may direct, at Administrative Agent’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)Terminate any obligation or responsibility on the part of the Banks to make further advances of Loan Proceeds or of any other amounts held by Administrative Agent and constituting security for the Obligations pursuant to this Agreement or any other Loan Document;

(b)Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 10.1(e) such principal and interest shall become immediately due automatically; and/or

(c)Exercise any of its rights under the Loan Documents and any rights provided by Applicable Laws, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Administrative Agent elects in its absolute discretion.

10.3Cumulative Remedies, No Waiver

.  Administrative Agent’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by applicable law from time to time.  The exercise or direction to exercise by Administrative Agent of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Administrative Agent in the exercise of any other right or remedy.  No waiver of any default shall be implied from any omission by Administrative Agent to take action on account of such default if such default persists or is repeated.  No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated.  No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision.  The consent by Administrative Agent to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Administrative Agent’s consent to or approval of any subsequent act.  Administrative Agent’s acceptance of the late performance of any obligation shall not constitute a waiver by Administrative Agent of the right to require prompt performance of all further obligations; Administrative Agent’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Administrative Agent’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Administrative Agent’s acceptance of any partial performance shall not constitute a waiver by Administrative Agent of any rights relating to the unfulfilled portion of the applicable obligation.

11.AGENCY

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11.1Authorization and Action

.  Each Bank hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Bank authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Banks.  Each Bank hereby agrees that, except as otherwise set forth herein, any action taken by the Administrative Agent in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks.  Nothing herein (including the use of the term “Administrative Agent”) shall be construed to deem the Administrative Agent a trustee or fiduciary for any Bank nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loan), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Banks and all holders of the Loan; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or any other Loan Document or Applicable Laws.  Borrower may rely on written amendments or waivers executed by Administrative Agent or acts taken by Administrative Agent as being authorized by the Banks, as applicable, to the extent Administrative Agent does not advise Borrower that it has not obtained such authorization from the Banks.

(a)Administrative Agent’s Reliance, Etc.  Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank or any other Person and shall not be responsible to any Bank or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other persons or entities or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any lien in favor of the Administrative Agent on behalf of the Banks in any such collateral; and (f) shall incur no liability to any Bank under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

(b)Notice of Defaults.

(i)The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Banks, unless the Administrative Agent has received notice from a Bank or Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Bank (excluding the Bank which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.” Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Banks but in any event within ten (10) Business Days after receipt of such “notice of default”.

(ii)Within ten (10) Business Days of delivery of such notice of default from Administrative Agent to the Banks (or such shorter period of time as Administrative Agent determines is necessary), in the event Administrative Agent wishes to take any action, Administrative Agent and the Banks shall consult with each other to determine a proposed course of action.  Administrative Agent shall take such action with respect to such Event of Default as shall be directed by the Required Banks; provided that (1) if the Required Banks do not agree on a course of action within such ten (10) Business Days, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action including decisions (A) to make protective advances that Administrative Agent determines are necessary to protect or maintain the Property or the liens of the Loan Documents and (B) to foreclose on the Property (or exercise any other remedy), with respect to such Event of Default as it shall deem advisable in the interest of the Banks, and (2) no actions approved by the Required Banks shall violate the Loan Documents or any Applicable Laws.

(iii)All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Note or incurred in connection with the Loan, the enforcement thereof or the realization of the security therefor, shall be borne by the Banks in accordance with their respective Pro Rata Shares.  The Banks shall promptly, upon request, remit to Administrative Agent their respective Pro Rata Shares of (A) any expenses incurred by Administrative Agent in connection with any Default or Event of Default to the extent any expenses have not been paid by Borrower, (B) any protective advances whether or not the amount necessary to be advanced for such purposes exceeds the amount of the respective Commitment of the Banks, and (C) any other expenses incurred in connection with the enforcement of the Loan Documents.  To the extent any such advances are recovered in connection with the enforcement of the Security Instrument or the other Loan Documents, each Bank shall be paid its Pro Rata Share of such recovery.

(c)TCF, as a Bank.  TCF and its Affiliates may make loans to, issue Letters of Credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and Affiliates as though TCF were not the Administrative Agent hereunder and without notice to or consent of any Bank.  Each Bank acknowledges that, pursuant to such activities, TCF or its Affiliates may receive information regarding an Obligor or an Affiliate of any Obligor (including information that may be subject to confidentiality obligations in favor of an Obligor or an Affiliate of an Obligor) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any), TCF and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though TCF were not the Administrative Agent, and the terms “Bank” and “Banks” include TCF and its Affiliates, to the extent applicable, in their individual capacities.

(d)Approvals of Banks.  All Communications from the Administrative Agent to any Bank requesting such Bank’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Bank, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Bank where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Each Bank shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under this Agreement or the Loan Documents) of receipt of such Communication.  Unless a Bank shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Bank shall be deemed to have conclusively approved of or consented to such recommendation or determination.

(e)Bank Credit Decision, Etc.  Each Bank acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Obligors, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors.  Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Obligor which may come into the possession of the Administrative Agent.

(f)Indemnification of Administrative Agent by Banks.  Whether or not the transactions contemplated hereby are consummated, each Bank shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of the Obligors to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct.  No action taken in accordance with the direction of the Required Banks (or all Banks as applicable) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including attorneys’ fees and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, legal advice in respect of rights or responsibilities under, or diligence relating to this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Obligors.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Note, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

(g)Successor Administrative Agent.  The Administrative Agent may resign at any time as Administrative Agent under this Agreement and the Loan Documents by giving written notice thereof to the Banks and Borrower.  Upon any such resignation, the Administrative Agent shall have the right to appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000.  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the Required Banks may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the Loan Documents as Administrative Agent.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section and all provisions of this Agreement relating to the Loan shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the Loan Documents.  Upon any change in the Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to this Agreement and the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.

(h)Other Loans by Banks to Borrower.  The Banks agree that one or more of them may now or hereafter have other loans to Borrower or one or more Affiliates of Borrower which are not subject to this Agreement and which may be guaranteed by Guarantor.  The Banks agree that the Banks(s) which may have such other loan(s) to Borrower and such Affiliates may collect payments on such loan(s), including from Guarantor and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement).  Further, the Banks agree that the Bank(s) which may have such other loan(s) to Borrower and such Affiliates shall have no obligation to attempt to collect payments under the Loan in preference and priority over the collection and/or enforcement of such other loan(s).

(i)Request for Administrative Agent Action.  Administrative Agent and the Banks acknowledge that in the ordinary course of business of Borrower, (a) the Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting the Property, or (c) take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Administrative Agent.  In connection with the foregoing, the Banks hereby expressly authorize the Administrative Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting the Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

(j)Waiver; Amendments.  No delay on the part of the Administrative Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing, signed by the Administrative Agent and Borrower, and unless reserved to the Administrative Agent herein, acknowledged by Banks having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Bank without the written consent of such Bank, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Bank directly affected thereby, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Bank directly affected thereby (except for periodic adjustments of the Interest Rate and fees resulting from a change in the LIBOR Index as provided for in the Note and other than the rescission of the implementation of the Default Rate of interest and/or fees by Required Banks as provided for in this Agreement), (iv) release any collateral for the Loan except as expressly provided for herein, (v) increase any Bank’s Pro Rata Share unless consented to by such Bank, (vi) decrease any Bank’s Pro Rata Share except in connection with a permitted assignment pursuant to Section 11.1(m)(iii) hereof, (vii) release any party from its obligations under the Loan Documents or all or any substantial part of the Property or Personal Property granted under the Loan Documents, except as expressly provided herein, (viii) change the definition of Required Banks, (ix) change any provision of this Section 11.1, or (x) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Banks.  No provision of Article 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Banks required hereinabove in Subsection (i) to take such action shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(k)Confirmations.  Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

(l)Restrictions on Actions by Banks.  Each Bank agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Bank to an Obligor or any deposit accounts of any Obligor now or hereafter maintained with such Bank.  Each of the Banks further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Property or to enforce all or any part of this Agreement or the other Loan Documents.  All enforcement actions under this Agreement and the other Loan Documents against the Obligors or any third party with respect to the Obligations or the Property may only be taken by Administrative Agent (at the direction of the Required Banks or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

(m)Successors and Assigns.

(i)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(ii)Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”), but not to any Obligor or the Affiliate of an Obligor, participating interests in its Commitment or the obligations owing to such Bank; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Bank may grant a participating interest in its Commitment, or if any of the Commitments have been terminated, the aggregate Principal Balance of the Note held by it, in an amount less than $5,000,000 or integral multiples of $1,000,000 in excess thereof, and (iii) after giving effect to any such participation by a Bank, the amount of its Commitment, or if any of the Commitments have been terminated, the aggregate Principal Balance of the Note held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof.  No Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents.  Except as expressly agreed to by Administrative Agent, any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement as provided herein.  An assignment or other transfer which is not permitted by Section 11.1(m)(iii) hereof shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Subsection (iii).  The selling Bank shall notify the Administrative Agent and Borrower of the sale of any participation hereunder and, if requested by the Administrative Agent, certify to the Administrative Agent that such participation is permitted hereunder.  However, any Bank that sells any participating interest in its Commitment shall maintain its own register in which it will enter the name and address of each participant and the principal amount of each participant’s interest in the Bank’s Commitment.  For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining any records relating to any participant’s interest or any other obligations to any participant pursuant to this Agreement.

(iii)Any Bank may with the prior written consent of the Administrative Agent assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Note and the other Loan Documents; provided, however, (a) no such consent by the Administrative Agent shall be required in the case of any assignment by a Bank to any Federal Reserve Bank; (b) any partial assignment of a Commitment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Bank retains a portion of the Commitment so assigned, or if any of the Commitments have been terminated, holds Note having an aggregate Principal Balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (b) shall not apply to any full assignment by any Bank of its Commitment); (c) each such assignment shall be effected by means of an Assignment and Acceptance Agreement and (d) no assignment may be made to any Obligor or any Affiliate of any Obligor.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be deemed to be a Bank under this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Subsection (iv), the transferor Bank, the Administrative Agent and Borrower shall make appropriate arrangements so that the new Note is issued to the Assignee and such transferor Bank, as appropriate.  In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $5,000.  Borrower shall not be responsible for any other fees and/or costs associated with such assignment.

(iv)The Administrative Agent shall maintain at its lending office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and register for the recordation of the names and addresses of the Banks and the Commitment of each

Bank from time to time (the “Register”).  The information available to the Banks shall include (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Bank made hereunder and (iii) the amount of any sum received by Administrative Agent from Borrower and each Banks’ share thereof.  The Administrative Agent shall give each Bank and Borrower notice of the assignment by any Bank of its rights as contemplated by this Section.  Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank, together with each Note subject to such assignment, the Administrative Agent shall, (i) if such Assignment and Acceptance Agreement has been completed and if the Administrative Agent receives the processing and recording fee described in Subsection (iv) above, accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

(v)In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Bank may assign and pledge all or any portion of the Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and the Loan and Note shall be fully transferable as provided therein.  No such assignment shall release the assigning Bank from its obligations hereunder.

(vi)A Bank may furnish any information concerning Borrower, any other Obligor or any of their respective Affiliates in the possession of such Bank from time to time to Assignees and Participants (including prospective Assignees and Participants).

(vii)Anything in this Section to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to Borrower, any other Obligor hereunder or any of their respective Affiliates.

(viii)Each Bank agrees that, without the prior written consent of Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(n)Bankruptcy.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.8, 12.2 and 12.3) allowed in such judicial proceedings; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8, 12.2 and 12.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

(o)Post Foreclosure Plans.

(i)If all or any portion of the collateral for the Loan is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations under the Loan Documents, the title to any such collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or Affiliate of Administrative Agent, as agent, for the ratable benefit of Banks in accordance with their respective Pro Rata Shares.  Administrative Agent and Banks hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired.  After any collateral is acquired, Administrative Agent may appoint and retain one or more persons or entities experienced in the management, leasing, sale and/or dispositions of similar properties.  After consulting with such person(s) or entity(ies), if any, Administrative Agent shall prepare a recommended course of action for such collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of Required Banks.  In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such collateral, and the collecting of rents and other sums from such collateral and paying the expenses of such collateral.  Actions taken by Administrative Agent with respect to the collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of Required Banks by way of supplement to such Post-Foreclosure Plan.

(ii)Upon demand therefor from time to time, each Bank will, within ten (10) Business Days after request, contribute its Pro Rata Share of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such collateral.  In addition, Administrative Agent shall render or cause to be rendered to each Bank, on a monthly basis, an income and expense statement for such collateral, and each Bank shall promptly contribute its Pro Rata Share of any operating loss for such collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.  To the extent there is net operating income from such collateral, Required Banks shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Banks.  All such distributions shall be made to Banks in accordance with their respective Pro Rata Shares.

(iii)Banks acknowledge and agree that if title to any collateral is obtained by Administrative Agent or its nominee, such collateral will not be held as a permanent investment but will be liquidated as soon as practicable.  Administrative Agent shall undertake to sell such collateral, at such price and upon such terms and conditions as Required Banks reasonably shall determine to be most advantageous to Banks.  Any purchase-money mortgage taken in connection with the disposition of such collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for Banks, as the beneficiary or mortgagee.  In such case, Administrative Agent and Banks shall enter into an agreement with respect to such purchase-money mortgage defining the rights of Banks in the same Pro Rata Shares as provided under this Agreement, which agreement shall be in all material respects similar to this Section insofar as the same is appropriate or applicable.

11.2Electronic Communications

.

(a)Each Obligor agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system (an “Electronic System”).

(b)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Obligors, any Bank, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Obligor’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

12.MISCELLANEOUS

.

12.1Nonliability

.  Borrower acknowledges and agrees that:

(a)notwithstanding any other provision of any Loan Document:  (i)  Administrative Agent is not and shall be deemed a partner, joint venturer, alter‑ego, manager, controlling person or other business associate or participant of any kind of Borrower and Administrative Agent does not intend to ever assume any such status; (ii)  Administrative Agent does not intend to ever assume any responsibility to any Person for the quality or safety of the Property, and (iii)  Administrative Agent shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(b)Administrative Agent shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any construction on, or development, occupancy, ownership, management, operation, possession, condition or use of, the Property (except to the extent solely caused by Administrative Agent’s or Administrative Agent’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from:  (i) any defect in any Improvements; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Property or any fire or other casualty or hazard thereon; and

(c)By accepting or approving anything required to be performed or given to Administrative Agent under the Loan Documents, including any certificate, financial statement, Survey, Appraisal or insurance policy, Administrative Agent shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Administrative Agent to anyone.

12.2Indemnification of the Administrative Agent

.

(a)To the fullest extent permitted by law, Borrower agrees to indemnify, hold harmless and defend the Administrative Agent and the Banks, and each of their respective officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i)(A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower, Member or any Guarantor; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (D) any act or omission of Borrower, any of their respective agents, employees, licensees, contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Loan or the Property; (E) the construction, development, ownership, occupancy, management, operation, possession, condition or use of the Property; (F) the Loan Documents, or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by Borrower to the Administrative Agent hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Property;

(ii)any act or omission of Borrower or any of its agents, contractors, servants, employees or licensees in connection with the Loan or the Property, the operation of the Property, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of , and

(iii)any violation of any environmental law, rule or regulation by Borrower with respect to, or the release of any toxic substance from, the Property or any part thereof,

in the case of the foregoing indemnification of the Administrative Agent and the Banks or any of the other Indemnified Parties, to the extent such damages are not caused by the gross negligence or willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of the Administrative Agent to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim.  In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement.  Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)Notwithstanding any transfer of the Property to another owner in accordance with the provisions of this Agreement, Borrower shall remain obligated to indemnify each Indemnified Party pursuant to this Section if such subsequent owner fails to indemnify any party entitled to be indemnified hereunder, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of Borrower hereunder.

(c)The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan.  The provisions of this Section shall survive the termination of this Agreement.

12.3Reimbursement of Administrative Agent

.  Borrower shall reimburse Administrative Agent for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate until paid, and shall be secured by the Loan Documents.  Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

12.4Obligations Unconditional and Independent

.  Notwithstanding the existence at any time of any obligation or liability of Administrative Agent or the Banks to Borrower, or any other claim by Borrower against Administrative Agent or any of the Banks in connection with the Loan or otherwise, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Loan Documents.

12.5Notices

.  Any notices, communications and waivers under this Agreement or under the Note shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Administrative Agent:	TCF National Bank 800 Burr Ridge Parkway Burr Ridge, IL 60527 Attn: Mikal Christopherson

With a copy to:	Polsinelli PC 1401 Lawrence Street, Suite 2300 Denver, CO 80202 Attn: Michael Strand

To the Borrower:	Strategic Storage Trust IV, Inc. 10 Terrace Road Ladera Ranch, CA 92694 Attn: H. Michael Schwartz

With a copy to:	Mastrogiovanni Mersky & Flynn, P.C. 2001 Bryan Street, Suite 1250 Dallas, TX 75201 Attn: Charles Mersky

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto.  All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

12.6Survival of Representations and Warranties

.  All representations and warranties of Borrower and Guarantor in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Administrative Agent and the Banks notwithstanding any investigation made by Administrative Agent or Administrative Agent, as the case may be.

12.7No Third Parties Benefited

.  This Agreement is made for the purpose of setting forth rights and obligations of Borrower and the Banks and Administrative Agent, and no other Person shall have any rights hereunder or by reason hereof.

12.8Binding Effect, Assignment of Obligations

.  This Agreement shall bind, and shall inure to the benefit of, Borrower, the Banks, and Administrative Agent and their respective successors and assigns.  Borrower shall not assign any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s absolute discretion.  Any such assignment without such consent shall be void.

12.9Counterparts

.  Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

12.10Prior Agreements; Amendments; Consents

.  This Agreement (together with the other Loan Documents) contains the entire agreement among Administrative Agent, the Banks and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Administrative Agent to Borrower) are superseded by this Agreement and such other Loan Documents.  No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Administrative Agent shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party.  Consents and approvals to be obtained from Administrative Agent shall be in writing.

12.11Governing Law

.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to the conflicts of laws principles thereof; provided that if Administrative Agent has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Administrative Agent.

12.12Severability of Provisions

.  No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

12.13Headings

.  Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

12.14Conflicts

.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

12.15Time of the Essence

.  Time is of the essence of all of the Loan Documents.

12.16Participations, Pledges and Syndication and Securitization

.

(a)Any Bank may transfer, assign, sell and/or grant participations in their interest(s) in the Loan at any time, in whole and in part, subject to the provisions of Section 11.1(m) and may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower, Member, any Guarantor, and the Loan or any of them that any such Bank deems advisable in connection therewith.  Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee, purchaser or participant and the directors, officers, agents and employees of any transferee, assignee, purchaser or participant.  Borrower, its Member and any Guarantor or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participate under any circumstances without the prior, written consent of the Administrative Agent which may be withheld in its sole and absolute discretion.

(b)In the event of any such transfer, assignment, sale or participation, the Banks and the parties to any such transactions shall share in the rights and obligations of the Banks as set forth in the Loan Documents only as and to the extent they agree among, themselves.  In connection with any such transfer, assignment, sale or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each transferee, assignee, purchaser, or participant, and upon written request by the Administrative Agent, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such transfer, assignment, sale or participation, as the case may be.

12.17Rights to Share Information

.  The Administrative Agent shall have the right to discuss the affairs of Borrower with any Guarantor and/or other third parties and to discuss the course of lease-up, operation and management of the Property, the financial condition of Borrower, any Guarantor and the Property, and to disclose any non-confidential information received by Administrative Agent regarding Borrower, Guarantor, the Property or any Member of Borrower with Guarantor and/or other third parties, singularly or together, as Administrative Agent may choose in its sole and absolute discretion.

12.18Pledge to Federal Reserve

.  Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, the Administrative Agent, the Banks, and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under applicable law) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Loan Documents to a Federal Reserve Bank.

12.19Guaranties Unsecured

.  The Loan Documents shall secure Borrower’s obligations under the Loan Documents.  Notwithstanding the fact that the Loan Documents may now or hereafter include one or more Guaranties and/or other documents creating obligations of Persons other than Borrower, and notwithstanding the fact that any Loan Document may now or hereafter contain general language to the effect that it secures “the Loan Documents,” no Loan Document shall secure any Guaranty, or any other obligation of any Person other than Borrower, unless such Loan Document specifically describes such Guaranty or other obligation as being secured thereby.

12.20JURY WAIVER

.  BORROWER, THE BANKS AND ADMINISTRATIVE AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER, THE BANKS AND ADMINISTRATIVE AGENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER, THE BANKS AND/OR ADMINISTRATIVE AGENT.  THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

12.21JURISDICTION AND VENUE

.  BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE NOTE SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR, IF ADMINISTRATIVE AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH ADMINISTRATIVE AGENT SHALL INITIATE SUCH ACTION

AND WHICH HAS JURISDICTION.  BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY ADMINISTRATIVE AGENT IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO ADMINISTRATIVE AGENT AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS AGREEMENT.  BORROWER WAIVES ANY CLAIM THAT COOK COUNTY, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.  SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.  THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY ADMINISTRATIVE AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

12.22Right of Setoff

.  Borrower grants to Administrative Agent a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Administrative Agent all Borrower’s right, title and interest in and to, Borrower’s accounts with Administrative Agent (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law.  Borrower authorizes Administrative Agent, to the extent permitted by Applicable Laws, to charge or setoff all Obligations against any and all such accounts.

12.23Times

.  All references of the time of performance of any obligation of Borrower or Guarantor contained herein or in any the Loan Documents shall mean Central Standard Time, Chicago, Illinois.

12.24Permitted Transfers and Assumptions

.

(a)

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the following transfers and assumptions shall not constitute a Prohibited Transfer and such transfers and assumptions shall be permitted hereunder and under the other Loan Documents subject to compliance with Section 12.24(b) below (each, a “SmartStop Transaction”):

(i)	Any change in Control in any of Borrower, Guarantor or Property Manager that results in such entity being Controlled by SmartStop REIT or any of its Controlled subsidiaries; and/or
(ii)	An assumption of the Loan by SmartStop REIT or any of its Controlled subsidiaries (“New Borrower”).
(b)	Administrative Agent hereby consents to any SmartStop Transaction provided that:

(i)Administrative Agent receives at least thirty (30) days prior written notice of such transfer;

(ii)

Borrower shall provide Administrative Agent with such information as Administrative Agent shall reasonably request for Administrative Agent to conduct such “know your customer,” Patriot Act, OFAC and other searches as are necessary to satisfy internal organizational requirements regarding “know your customer” and similar requirements (to be applied on a non-discriminatory basis), as Administrative Agent shall require, and such SmartStop Transaction shall not be permitted if Administrative Agent in good faith determines that such SmartStop Transaction would result in noncompliance with any of the foregoing requirements;

(iii)No Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such SmartStop Transaction;

(iv)The organizational documents of the New Borrower, Guarantor, Property Manager, and/or SmartStop REIT, as applicable, and their respective sponsor(s) or principal(s) shall be in form and substance reasonably satisfactory to Administrative Agent;

(v)Borrower, New Borrower, Guarantor, Property Manager, and/or SmartStop REIT, as applicable, shall pay any and all reasonable out-of-pocket costs incurred by Administrative Agent in connection with the transfer (including, without limitation, Administrative Agent’s reasonable attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), it being acknowledged and agreed that Borrower shall have this obligation if the transaction is not consummated;

(vi)In connection with any assumption of the Loan, New Borrower shall assume all of the obligations of Borrower under the Note, the Security Instrument, this Agreement and the other Loan Documents by entering into an assumption agreement in form and substance reasonably satisfactory to Administrative Agent and delivering such legal opinions as Administrative Agent may reasonably require;

(vii)In connection with any assumption of the Loan, New Borrower shall deliver an endorsement to the existing Title Policy in form and substance reasonably acceptable to Administrative Agent insuring the Security Instrument as modified by the assumption agreement, as a valid first lien on the Property and naming New Borrower as owner of the Property, naming the then current holder of the Loan as the insured, bringing forward the date and time of the Title Policy to the date and time of the recording of the assumption agreement or a memorandum thereof, and addressing such other matters as Administrative Agent shall reasonably require, and which endorsement shall insure that as of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy;

(viii)Administrative Agent shall reasonably cooperate with Borrower, Guarantor, Property Manager and SmartStop REIT, as applicable, in order to make reasonable and necessary amendments to the Loan Documents to effectuate such SmartStop Transaction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

SST IV 13788 W GREENWAY RD, LLC,

a Delaware limited liability company

By:	Strategic Storage Trust IV, Inc., a Maryland corporation, its Manager

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

SST IV 852 METCALF ST, LLC,

a Delaware limited liability company

By:	Strategic Storage Trust IV, Inc., a Maryland corporation, its Manager

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

SST IV 1071 MARSHALL FARMS RD, LLC,

a Delaware limited liability company

By:	Strategic Storage Trust IV, Inc., a Maryland corporation, its Manager

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

SST IV 9800 ARDREY KELL RD, LLC,

a Delaware limited liability company

By:	Strategic Storage Trust IV, Inc., a Maryland corporation, its Manager

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

[Signatures continue on the next page.]

ADMINISTRATIVE AGENT:

TCF NATIONAL BANK,
a national banking association

By:	/s/ Mikal Christopherson Mikal Christopherson, Vice President

BANKS:

TCF NATIONAL BANK,
a national banking association

By:	/s/ Mikal Christopherson Mikal Christopherson, Vice President

[End of signatures.]